INDEX SUPPLEMENT I-1	Filed Pursuant to Rule 424(b)(2)
(To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Index Supplement

Merrill Lynch & Co., Inc. from time to time may offer and sell certain senior unsecured debt securities, as part of a series entitled “Medium Term Notes, Series C” (the “Notes”), linked to an index or a basket of indices. Prospectus supplements that we may file with the Securities and Exchange Commission from time to time, which we refer to herein as “product supplements”, describe some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. This prospectus supplement, which we refer to as an “index supplement”, describes some of the potential indices to which the Notes may be linked, as well as certain related matters such as the relationship, if any, between Merrill Lynch & Co., Inc. or any of its affiliates and the sponsors or publishers of each such index. When we offer the Notes, we will provide investors with one or more additional prospectus supplements (each of which may be called “term sheets”) which will describe the more specific terms of that issue of Notes. Such term sheets will identify which, if any, of the indices described herein that shall be used to calculate a return on the Notes offered thereby, and any additions or changes to the terms specified in the product supplement relating to the Notes or the descriptions of the indices set forth in this index supplement.

This index supplement describes only select indices to which the Notes may be linked. We may not offer Notes linked to any of the indices described herein. In addition, we may offer Notes linked to an index that is not described herein. In such event, we will describe such additional index in the related offering documents.

Issuer:	Merrill Lynch & Co., Inc

Potential Underlying Indices: (including relating sub-indices)

U.S. Stock Indices:

    S&P 500 Index

    S&P MidCap 400 Index

    Nasdaq 100 Index

    Dow Jones Industrial Average

    Russell 2000 Index

    Select 10 Index

    Industrial 15 Index

    PHLX Housing Sector Index

    CBOE S&P 500 BUYWRITE Index (BXM)

    CBOE DJIA BUYWRITE Index (BXD)

    AMEX Airline Index

Non-U.S. Stock Indices:

    Dow Jones EURO STOXX 50 Index

    Nikkei 225 Index

    MSCI Indices

    FTSE/Xinhua China 25 Index

    KOSPI 200 Index

    S&P Asia 50 Index

    TOPIX Small Cap Index

Commodity Indices:

    Dow Jones-AIG Commodity Index

    Rogers International Commodity Index

    PHLX Gold & Silver Index

Information included in this index supplement supersedes information in the MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-3 of the MTN prospectus supplement and in the applicable product supplements or term sheets.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this index supplement or the MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this index supplement is June 6, 2007.

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this index supplement, together with the MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006 and any applicable prospectus supplement, including any product supplement or any term sheet that we may file with the Securities and Exchange Commission (the “SEC”) from time to time, which contains a description of the terms of a particular type of Notes, and which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on pages S-3 to S-4 of the MTN prospectus supplement, and the “Risk Factors” sections of any applicable prospectus supplement or term sheet, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

References in this index supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Index Supplement

INDEX SUPPLEMENT SUMMARY

General

This index supplement describes some of the potential indices to which the Notes may be linked and certain related matters such as the relationship, if any, between Merrill Lynch & Co., Inc. or its affiliates and the sponsors or publishers of each such index. If there is an inconsistency between the terms described in an applicable term sheet and those described in this index supplement, the terms described in the applicable term sheet will be controlling. Any free writing prospectus should also be read in connection with this index supplement, the applicable product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus.

Any references herein to the “applicable product supplement” refer to the prospectus supplement that we may file from time to time relating to the particular type of Notes and reference in the applicable term sheet. References to the “applicable term sheet” shall refer to the index supplement and any free writing prospectus that describe the specific terms of your Notes.

The applicable product supplement describes some of the general terms that apply to each type of Notes and the general manner in which they may be offered and sold. ML&Co. may also prepare one or more free writing prospectuses that describe particular issuances of Notes. The specific terms of your Notes will be described in a separate prospectus supplement, which we refer to as a “term sheet”. A term sheet will describe the specific terms of your Notes, including any additions or changes to the terms specified in the applicable product supplement or the descriptions of the indices set forth in this index supplement. Any applicable term sheet and any free writing prospectus should be read in connection with this index supplement, the applicable product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus.

All disclosure contained in this index supplement and the applicable pricing supplement or term sheet regarding any specified underlying index, including, without limitation, its make up, its method of calculation and changes in its components and its historical closing values, have been derived from publicly available information. The information reflects the policies of, and is subject to change by, the publisher of the applicable underlying index, whom we refer to as the index publisher. Each underlying index is developed, calculated and maintained by its respective index publisher. Neither ML&Co. nor MLPF&S has independently verified the accuracy or completeness of any information with respect to any underlying index or index publisher in connection with the offer and sale of the Notes. Furthermore, neither ML&Co. nor MLPF&S can give any assurance that all events occurring prior to the date of any offer and sale of Notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or in the applicable pricing supplement or term sheet) that would affect the value of any underlying index have been publicly disclosed. Subsequent disclosure of any such events could affect the redemption amount received at maturity, upon early redemption or on any call date with respect to the Notes and therefore the market value of the Notes.

We and our affiliates buy or sell the stocks, futures or option contracts included in the underlying indices, or futures or options contracts on underlying indices, for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of any underlying index, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers, including merger and acquisition advisory services. In the course of business, we or our affiliates may acquire non-public information relating to those issuers and, in addition, one or more of our affiliates may publish research reports about such issuers. We do not make any representation to purchasers of Notes regarding any matters whatsoever relating to the issuers of the underlying indices. Any prospective purchaser of Notes should undertake an independent investigation of the issuer of stocks included in the applicable underlying index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes.

None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.

In this index supplement and any applicable pricing supplement or term sheet, unless the context requires otherwise, references to any specific underlying index listed below will include any successor index to such underlying index and references to the underlying index publisher will include any successor thereto.

Capitalized terms used in this index supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Licenses

Unless otherwise specified in the applicable term sheet, ML&Co. or its affiliate has contracted or, to the extent required, will seek to acquire a contract with the sponsor or publisher of the index or indices to which your Notes may be linked for the rights to use such index or indices and certain associated trademarks or service marks for each index. ML&Co. or its affiliate generally obtains these licenses either on an individual basis for a particular offering of Notes or for a term of years. Although each of ML&Co. and its affiliates anticipates that it will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

U.S. STOCK INDICES

The S&P 500 Index

All disclosure contained in this index supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the S&P 500 Index or any successor index.

The S&P 500 Index is published by Standard & Poor’s and is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index: Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Materials; Telecommunication Services; and Utilities. Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this, the calculation of the Ending Value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500 Index

While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount an investor receives on the maturity date of the Notes.

Historically, the market value of any underlying stocks included in the S&P 500 Index was calculated as the product of the market price per share and the number of the then outstanding shares of that underlying stock. In March 2005, S&P began shifting the S&P 500 Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500 Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500 Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Standard and Poor’s defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500 Index calculation. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing (x) the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by (y) the total shares outstanding. The float-adjusted index is then calculated by dividing (w) the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by (z) the index divisor. For companies with multiple classes of stock, Standard & Poor’s calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943 (the “base period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed value of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it serves as a link to the original base period level of the S&P 500 Index. The index divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index.

S&P 500 Index Maintenance

S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs.

To prevent the level of the S&P 500 Index from changing due to these corporate actions, all corporate actions which affect the level of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value of an individual company, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index is not caused by the corporate action of an individual company. All index divisor adjustments are made after the close of trading and after the calculation of the S&P 500 Index closing level.

Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesday for implementation after the close of trading on Wednesday. Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Also, changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September when IWFs are reviewed.

The Select Sector Indices

The Select Sector Indices are sub-indices of the S&P 500 Index. Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500 Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.

The nine Select Sector Indices include each of the following indices (collectively the “Select Sector Indices” and each a “Select Sector Index”):

1.	Materials Select Sector Index (IXB);

2.	Energy Select Sector Index (IXE);

3.	Industrial Select Sector Index (IXI);

4.	Financial Select Sector Index (IXM);

5.	Consumer Staples Select Sector Index (IXR);

6.	Technology Select Sector Index (IXT);

7.	Utilities Select Sector Index (IXU);

8.	Health Care Select Sector Index (IXV); and

9.	Consumer Discretionary Select Sector Index (IXY).

License Agreement

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included in the S&P 500 Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the S&P 500 Index or any data included in the S&P 500 Index in connection with the rights licensed under the license agreement described in this index supplement or for any other use. Standard & Poor’s makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index or any data included in the S&P 500 Index. Without limiting any of the above information, in no event shall Standard & Poor’s have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Standard & Poor’s and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S. The license agreement between Standard & Poor’s and MLPF&S provides that the following language must be stated in this index supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

The S&P MidCap 400 Index

All disclosure contained in this index supplement regarding the S&P MidCap 400 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by Standard &Poor’s. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the S&P MidCap 400 Index or any successor index.

The S&P MidCap 400 Index is published by Standard & Poor’s. The S&P MidCap 400 Index is intended to measure the performance of the common stock of mid-sized U.S. companies with a market capitalization of between approximately $1 billion and $4.5 billion. The calculation of the level of the S&P MidCap 400 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991. Standard & Poor’s chooses companies for inclusion in the S&P MidCap 400 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. mid-cap equity market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400 Index to achieve the objectives stated above.

The S&P MidCap 400 Index does not reflect the payment of dividends on the stocks included in the S&P MidCap 400 Index. Because of this, the calculation of the Ending Value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P MidCap 400 Index

While S&P currently employs the following methodology to calculate the S&P MidCap 400 Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount an investor receives on the maturity date of the Notes.

Historically, the market value of any underlying stocks included in the S&P MidCap 400 Index was calculated as the product of the market price per share and the number of the then outstanding shares of that underlying stock. In March 2005, S&P began shifting the S&P MidCap 400 Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P MidCap 400 Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P MidCap 400 Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400 Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P MidCap 400 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Standard and Poor’s defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an IWF is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard and Poor’s calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400 Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991 (the “base date”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total market value of the component stocks on the base date has been set to an indexed value of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the S&P MidCap 400 Index is computed by dividing the total market value of the component stocks by the “index divisor”. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400 Index, it serves as a link to the original base period level of the S&P MidCap 400 Index. The index divisor keeps the S&P MidCap 400 Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400 Index.

S&P MidCap 400 Index Maintenance

S&P MidCap 400 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spin-offs.

To prevent the level of the S&P MidCap 400 Index from changing due to these corporate actions, all corporate actions which affect the level of the S&P MidCap 400 Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value of an individual company, the level of the S&P MidCap 400 Index remains constant. This helps maintain the level of the S&P MidCap 400 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap 400 Index is not caused by the corporate action of an individual company. All index divisor adjustments are made after the close of trading and after the calculation of the S&P MidCap 400 Index closing level.

Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400 Index and do not require index divisor adjustments.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesday for implementation after the close of trading on Wednesday. Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Also, changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September when IWFs are reviewed.

License Agreement

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the S&P MidCap 400 Index or any data included in the S&P MidCap 400 Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the S&P MidCap 400 Index or any data included in the S&P MidCap 400 Index in connection with the rights licensed under the license agreement described in this index supplement or for any other use. Standard & Poor’s makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P MidCap 400 Index or any data included in the S&P MidCap 400 Index. Without limiting any of the above information, in no event shall Standard & Poor’s have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Standard & Poor’s and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S. The license agreement between Standard & Poor’s and MLPF&S provides that the following language must be stated in this index supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P MidCap 400 Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P MidCap 400 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P MidCap 400 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

The Nasdaq-100 Index

All disclosure contained in this index supplement regarding the Nasdaq-100 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of The Nasdaq Stock Market (“Nasdaq”) as stated in these sources and these policies are subject to change at the discretion of Nasdaq. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Nasdaq-100 Index or any successor index.

General

The Nasdaq-100 Index is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market or Nasdaq Global Select Market tiers of the Nasdaq. The Nasdaq-100 Index launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Nasdaq-100 Index includes companies across a variety of major industry groups. The major industry groups covered in the Nasdaq-100 Index are as follows: technology, consumer services, health care, industrials, consumer goods, telecommunications, basic materials, and oil & gas. Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq as well as numerous market information services.

The Nasdaq-100 Index share weights of the component securities of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight.

Computation of the Nasdaq-100 Index

The Nasdaq-100 Index is calculated under a modified capitalization-weighted methodology. The value of the Nasdaq-100 Index equals the aggregate value of the Nasdaq-100 Index share weights of each of the securities included in the Nasdaq-100 Index multiplied by each such security’s last sale price, divided by an adjusted base period market value, and multiplied by the base index value. The Nasdaq-100 Index is ordinarily calculated without regard to cash dividends paid on the securities included in the Nasdaq-100 Index.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq-100 Index, a security must be listed on the Nasdaq and meet the following criteria:

•

the security’s U.S. listing must be exclusively on The Nasdaq Global Select Market or Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

•

if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being Nasdaq-100 Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•

the security must have “seasoned” on the Nasdaq or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•

if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Nasdaq-100 Index the following criteria apply:

•

the security’s listing must be exclusively on The Nasdaq Global Select Market or Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process;

•

if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•

the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These Nasdaq-100 Index eligibility criteria may be revised from time to time by the Nasdaq without regard to any issue of Notes.

The Nasdaq-100 Index securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities listed on the Nasdaq which meet the applicable eligibility criteria are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Nasdaq-100 Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the Nasdaq-100 Index subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index security is no longer traded on the Nasdaq, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

In addition to the Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change is made to the Nasdaq-100 Index as soon as practical. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those Nasdaq-100 Index securities. Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the level of the Nasdaq-100 Index which might otherwise be caused by any of those changes.

Rebalancing of the Nasdaq-100 Index

The Nasdaq-100 Index is calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the Nasdaq’s quarterly scheduled weight adjustment procedures, the Nasdaq-100 Index securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

This quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index security must be less than or equal to 24.0% and (2) the “collective weight” of those Nasdaq-100 Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

If either one or both of these weight distribution requirements are not met upon quarterly review, or the Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight”, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the Nasdaq-100 Index securities are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Tuesday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, the Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In those instances, the Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement

Nasdaq and ML&Co. have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Nasdaq-100 Index in connection with certain securities, including the Notes.

The license agreement between Nasdaq and ML&Co. provides that the following language must be stated in this index supplement:

“The Notes are not sponsored, endorsed, sold or promoted by, The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NASDAQ 100 Index® to track general stock market performance. The Corporations’ only relationship to ML&Co. is in the licensing of the NASDAQ 100®, NASDAQ 100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ 100 Index® which is determined, composed and calculated by Nasdaq without regard to ML&Co. or the Notes. Nasdaq has no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculating the NASDAQ 100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The Dow Jones Industrial Average

All disclosure contained in this index supplement regarding the Dow Jones Industrial Average (the “DJIA”), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Dow Jones & Company, Inc. (“Dow Jones”) as stated in these sources and these policies are subject to change at the discretion of Dow Jones. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the DJIA or any successor index.

General

The DJIA is a price-weighted index (i.e., the weight of a component stock in the DJIA is based on its price per share rather than the total market capitalization of the issuer of the component stock) comprised of 30 common stocks chosen by the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones, as representative of the broad market of U.S. industry. The DJIA is not limited to traditionally defined industrial stocks. Instead, the DJIA serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods. Although there are no pre-determined criteria for inclusion of a component stock, the corporations represented in the DJIA are U.S. companies that tend to be leaders within their respective industries, with stocks that are typically widely held by individuals as well as institutional investors.

Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the corporations represented in the DJIA, any stock exchange, any official agency or ML&Co. Changes to the component stocks included in the DJIA tend to be made infrequently. Historically, most changes to the component stocks of the DJIA have been the result of corporate acquisitions or other dramatic shifts in a component stock’s core business, but, from time to time, changes may be made to achieve what the editors of the WSJ deem to be a more accurate representation of the broad market of U.S. industry. When such an event necessitates that one component stock be replaced, the entire DJIA is reviewed and as a result, multiple component stock changes are often implemented simultaneously. In choosing a new corporation for the DJIA, the editors of the WSJ look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the DJIA may be changed at any time for any reason. Dow Jones, publisher of the WSJ, is not affiliated with ML&Co. and has not participated in any way in the creation of the Notes.

The DJIA initially consisted of 12 common stocks and was first published in the WSJ in 1896. The DJIA was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the DJIA has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the DJIA have been changed on a relatively infrequent basis.

Computation of the DJIA

The level of the DJIA is the sum of the primary exchange prices of each of the 30 component stocks included in the DJIA, divided by a divisor that is designed to provide a meaningful continuity in the level of the DJIA. Because the DJIA is price-weighted, stock splits or changes in the component stocks could result in distortions in the DJIA level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. In addition, other statistics based on the DJIA may be found in a variety of publicly available sources.

License Agreement

Dow Jones and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the Notes and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between Dow Jones and MLPF&S provides that the following language must be stated in this index supplement:

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to the ML&Co. and MLPF&S is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM price-weighted index, which is determined, composed and calculated by Dow Jones without regard to ML&Co., MLPF&S or the Notes. Dow Jones has no obligation to take the needs of ML&Co., MLPF&S or the owners of the Notes into consideration in determining, composing or calculating Dow Jones Industrial AverageSM price-weighted index. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM PRICE-WEIGHTED INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM PRICE-WEIGHTED INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM PRICE-WEIGHTED INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND ML&CO. AND MLPF&S.

The licensing agreement between MLPF&S and Dow Jones is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

The Russell 2000 Index

All disclosure contained in this index supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Frank Russell Company (“FRC”) as stated in these sources and these policies are subject to change at the discretion of FRC. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Russell 2000 Index or any successor index.

FRC began dissemination of the Russell 2000 Index on January 1, 1987 and calculates and publishes the Russell 2000 Index on Bloomberg L.P. (“Bloomberg”) under index symbol “RTY”. The Russell 2000 Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000 Index measures the composite price performance of stocks of 2,000 companies which are either domiciled in the United States, its territories or are eligible for inclusion as a BDI (as defined below). All 2,000 stocks are traded on a major U.S. exchange and form a part of the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest companies either domicilied in the United States or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the United States equity market. The Russell 2000 Index is determined, comprised and calculated by FRC without regard to the Notes.

Selection of Stocks Underlying the Russell 2000 Index

Companies domiciled in the United States and its territories are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Beginning during reconstitution 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands and Netherlands Antilles. Companies incorporated in these regions are considered Benefits Drive Incorporations (“BDI”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible: (i) the company has the headquarters in the U.S. or (ii) the company’s headquarters is also in the BDI designated region or country and the primary exchange for local shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is only one factor for inclusion if both incorporation and headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company is has its headquarters in another country, other than the BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index must trade on a major U.S. exchange. Bulletin board, pink-sheets or Over The Counter (OTC) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of securities of a company is eligible for inclusion in the Russell 3000 Index, although exceptions to this general rule have been made where FRC has determined that each class of securities acts independent of the other.

The primary criteria used to determine the list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization, any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing levels of the company’s common stock on its primary exchange on May 31 of each year, FRC reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 22nd of each year, the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. In addition, since September 2004, FRC has added initial public offerings to the Russell 3000 Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index level is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

The level of the Russell 2000 Index is reported on the AMEX under the symbol “RUT”, on Bloomberg under the symbol “RTY” and on Reuters under the symbol “.RUT”.

Neither ML&Co. nor MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Russell 2000 Index or any successor index. FRC disclaims all responsibility to holders of Notes for any errors or omissions in the calculation and dissemination of the Russell 2000 Index or the manner in which the Russell 2000 Index is applied in determining any Starting Value or Ending Value or any amount payable to you on the maturity date of the Notes.

License Agreement

FRC and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Russell 2000 Index in connection with certain securities, including the Notes and ML&Co. is an authorized licensee.

The license agreement between FRC and MLPF&S provides that the following language must be set forth in this pricing supplement:

“The Notes are not sponsored, endorsed, sold or promoted by FRC. FRC makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. FRC’s publication of the Russell 2000 Index in no way suggests or implies an opinion by FRC as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. FRC’s only relationship to MLPF&S and ML&Co. is the licensing of certain trademarks and trade names of FRC and of the Russell 2000 Index which is determined, composed and calculated by FRC without regard to MLPF&S or ML&Co. or the Notes. FRC is not responsible for and has not reviewed the Notes nor any associated literature or publications and FRC makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FRC reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. FRC has no obligation or liability in connection with the administration, marketing or trading of the Notes.

FRC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRC SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, ML&CO., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. FRC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRC HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The Select Ten Index

All disclosure contained in this index supplement regarding the Select Ten Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of the American Stock Exchange (the “AMEX”) as stated in these sources and these policies are subject to change at the discretion of the AMEX. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Select Ten Index or any successor index.

The Select Ten Index is calculated and disseminated by the AMEX under the symbol “XST”. On any Business Day the value of the Select Ten Index equals (i) the sum of the products of the current market price for each of the stocks included in the Select Ten Index (the “Select Ten Underlying Stocks”) and the applicable share multiplier (the sum equals the “Select Ten Portfolio Value”), plus (ii) an amount reflecting Select Ten Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Select Ten Index Adjustment Factor. The Select Ten Index Adjustment Factor is 1.5% per annum and reduces the value of the Select Ten Index each day by the pro rata amount. The AMEX currently uses an index divisor to represent the application of the pro rata portion of the Select Ten Index Adjustment Factor to the Select Ten Index. As a result, the value of the Select Ten Index is obtained by adding the Select Ten Portfolio Value to the value of any Select Ten Current Quarter Dividends, as described above, and dividing by the current index divisor. The AMEX generally calculates and disseminates the level of the Select Ten Index based on the most recently reported prices of the Select Ten Underlying Stocks (as reported by the exchange or trading system on which the Select Ten Underlying Stocks are listed or traded), at approximately 15-second intervals during the AMEX’s business hours and the end of each Select Ten Index Business Day via the Consolidated Tape Association’s Network B.

For more information on the DJIA, please see the section entitled “U.S. Stock Indices – Dow Jones Industrial Average” in this index supplement.

Determination of Select Ten Portfolio

At any time the “Select Ten Portfolio” consists of the then current Select Ten Underlying Stocks, and such stocks have been determined by the AMEX to be the ten common stocks in the DJIA having the highest Dividend Yield.

The Select Ten Share Multipliers are recalculated by the AMEX on May 29th of each year, or in certain circumstances on a day shortly thereafter as described below, which is the anniversary of the date the Select Ten Index was originally calculated and disseminated. The Select Ten Share Multiplier is set to equal the number of shares of that stock, or portion thereof, based upon the closing market price of that stock on the Select Ten Anniversary Date, so that each stock represents approximately an equal percentage of the Select Ten Index as of the Select Ten Anniversary Date. Each Select Ten Share Multiplier remains constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below.

Annual Select Ten Portfolio Reconstitution

As of the close of business on each Select Ten Anniversary Date, the Select Ten Portfolio is reconstituted to include the ten common stocks in the DJIA having the highest Dividend Yield (the “Select Ten New Stocks”) on the second scheduled Select Ten Index Business Day prior to the applicable Select Ten Anniversary Date (the “Select Ten Annual Determination Date”). “Select Ten Anniversary Date” shall mean May 29th of each year, which is the anniversary of the date the Select Ten Index was originally calculated and disseminated; provided, however, that if the date is not an Select Ten Index Business Day or a Market Disruption Event occurs on that date, then the Select Ten Anniversary Date for that year means the immediately succeeding Select Ten Index Business Day on which a Market Disruption Event does not occur. The AMEX will only add a stock having characteristics as of the applicable Select Ten Annual Determination Date that will permit the Select Ten Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the SEC. The criteria and rules will apply only on a Select Ten Annual Determination Date to exclude a proposed Select Ten New Stock. If a proposed Select Ten New Stock does not meet these criteria or rules, the AMEX will replace it with the common stock in the DJIA with the next highest Dividend Yield which meets the criteria and rules. These criteria currently provide, among other things, (1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Select Ten Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Select Ten Index may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Select Ten Index’s numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX; and (4) all component stocks will either be listed on the

AMEX, the New York Stock Exchange (the “NYSE”), or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

The “Select Ten Share Multiplier” for each Select Ten New Stock will be determined by the AMEX and will equal the number of shares of each Select Ten New Stock, based upon the closing market price of that Select Ten New Stock on the Select Ten Anniversary Date, so that each Select Ten New Stock represents approximately an equal percentage of a value equal to the Select Ten Index in effect at the close of business on the applicable Select Ten Anniversary Date. As an example, if the Select Ten Index in effect at the close of business on an Select Ten Anniversary Date equaled 200, then each of the ten Select Ten New Stocks would be allocated a portion of the value of the Select Ten Index equal to 20 and if, for example, the closing market price of a Select Ten New Stock on the Select Ten Anniversary Date was 40, the applicable Select Ten Share Multiplier would be 0.5. If the Select Ten Index equaled 80, then each of the ten Select Ten New Stocks would be allocated a portion of the value of the Select Ten Index equal to 8 and if the closing market price of a Select Ten New Stock on the Select Ten Anniversary Date was 40, the applicable Select Ten Share Multiplier would be 0.2.

Dividends

As described above, the level of the Select Ten Index will include an amount reflecting Select Ten Current Quarter Dividends. “Select Ten Current Quarter Dividends” for any day will be determined by the AMEX and will equal the sum of the products for each Select Ten Underlying Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Select Ten Share Multiplier applicable to that stock on the ex-dividend date. “Current Quarter” shall mean the calendar quarter containing the day for which the applicable Select Ten Current Quarter Dividends are being determined.

As of the first day of the start of each calendar quarter, the AMEX will allocate the Select Ten Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Select Ten Underlying Stock. The amount of the Select Ten Current Quarter Dividends allocated to each Select Ten Underlying Stock will equal the percentage of the value of each Select Ten Underlying Stock contained in the Select Ten Portfolio relative to the value of the entire Select Ten Portfolio based on the closing market price on the last Select Ten Index Business Day in the immediately preceding calendar quarter. The Select Ten Share Multiplier of each outstanding Select Ten Underlying Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Select Ten Current Quarter Dividend allocated to such Select Ten Underlying Stock can purchase of each such Select Ten Underlying Stock based on the closing market price on the last Select Ten Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Select Ten Portfolio

The Select Ten Share Multiplier for any Select Ten Underlying Stock and the Select Ten Portfolio will be adjusted as follows:

1.  If a Select Ten Underlying Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Select Ten Share Multiplier for that Select Ten Underlying Stock will be adjusted to equal the product of the number of shares of that Select Ten Underlying Stock issued in the split and the prior multiplier.

2.  If a Select Ten Underlying Stock is subject to a stock dividend, issuance of additional shares of the Select Ten Underlying Stock, that is given equally to all holders of shares of the issuer of that Select Ten Underlying Stock, then once the dividend has become effective and that Select Ten Underlying Stock is trading ex-dividend, the Select Ten Share Multiplier will be adjusted so that the new Select Ten Share Multiplier shall equal the former Select Ten Share Multiplier plus the product of the number of shares of that Select Ten Underlying Stock issued with respect to one such share of that Select Ten Underlying Stock and the prior multiplier.

3.  If a Select Ten Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Select Ten Underlying Stock will continue to be included in the Select Ten Portfolio so long as a market price for that Select Ten Underlying Stock is available. If a market price is no longer available for an Select Ten Underlying Stock for whatever reason, including the liquidation of the issuer of the Select Ten Underlying Stock or the subjection of the issuer of the Select Ten Underlying Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Select Ten Underlying Stock will equal zero in connection with calculating the Select Ten Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Select Ten Portfolio to compensate for the deletion of that Select Ten Underlying Stock. If a market price is no longer available for a Select Ten Underlying Stock as described above, the Select Ten Portfolio Value will be computed based on the remaining Select Ten Underlying Stocks for which market prices are available and no new stock will be added to the Select Ten Portfolio until the annual reconstitution of the

Select Ten Portfolio. As a result, there may be periods during which the Select Ten Portfolio contains fewer than ten Select Ten Underlying Stocks.

4.  If a Select Ten Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Select Ten Underlying Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Select Ten Underlying Stock and that value will be constant until the Select Ten Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Select Ten Underlying Stock.

5.  If a Select Ten Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Select Ten Company, or a tracking stock is issued by a Select Ten Company to all of its shareholders, then the new equity securities will be added to the Select Ten Portfolio as a new Select Ten Underlying Stock. The Select Ten Share Multiplier for the new Select Ten Underlying Stock will equal the product of the original Select Ten Share Multiplier with respect to the Select Ten Underlying Stock for which the new Select Ten Underlying Stock is being issued (the “Original Select Ten Underlying Stock”) and the number of shares of the new Select Ten Underlying Stock issued with respect to one share of the Original Select Ten Underlying Stock.

No adjustments of any Select Ten Share Multiplier of an Select Ten Underlying Stock will be required unless the adjustment would require a change of at least 1% in the Select Ten Share Multiplier then in effect. The Select Ten Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The AMEX expects that no adjustments to the Select Ten Share Multiplier of any Select Ten Underlying Stock or to the Select Ten Portfolio will be made other than those specified above; however, the AMEX may at its discretion make adjustments to maintain the value of the Select Ten Index if certain events would otherwise alter the value of the Select Ten Index despite no change in the market prices of the Select Ten Underlying Stocks.

“Select Ten Index Business Day” means any day on which the NYSE, AMEX and Nasdaq are open for trading and the Select Ten Index or any successor index is calculated and published.

License Agreement

Dow Jones and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the Notes and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between Dow Jones and MLPF&S provides that the following language must be stated in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to the ML&Co. and MLPF&S is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to ML&Co., MLPF&S or the Notes. Dow Jones has no obligation to take the needs of ML&Co., MLPF&S or the owners of the Notes into consideration in determining, composing or calculating Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE,

SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND ML&CO. AND MLPF&S.

The licensing agreement between MLPF&S and Dow Jones is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

The Industrial 15 Index

All disclosure contained in this index supplement regarding the Industrial 15 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of the AMEX as stated in these sources and these policies are subject to change at the discretion of the AMEX. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Industrial 15 Index or any successor index.

The level of the Industrial 15 Index is calculated and disseminated by the AMEX under the symbol “IXD”. On any Business Day, the level of the Industrial 15 Index equals (i) the sum of the products of the current market price for each of the Industrial 15 Underlying Stocks and the applicable share multiplier (the sum equals the “Industrial 15 Portfolio Value”), plus (ii) an amount reflecting Industrial 15 Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Industrial 15 Index Adjustment Factor. The Industrial 15 Index Adjustment Factor is 1.5% per annum and reduces the level of the Industrial 15 Index each day by the pro rata amount. The AMEX generally calculates and disseminates the level of the Industrial 15 Index based on the most recently reported prices of the Industrial 15 Underlying Stocks (as reported by the exchange or trading system on which the Underlying Stocks are listed or traded), at approximately 15-second intervals during the AMEX’s business hours and at the end of each Industrial 15 Index Business Day via the Consolidated Tape Association’s Network B.

Initial Determination of Industrial 15 Portfolio

At any time the “Industrial 15 Portfolio” consists of the then current Industrial 15 Underlying Stocks. The Industrial 15 Underlying Stocks have been determined by the AMEX to be the fifteen Qualifying Stocks in the S&P Industrial Index having the highest Dividend Yield on applicable Industrial 15 Anniversary Date (the “Industrial 15 Underlying Stocks”). A “Qualifying Stock” is any stock from the S&P Industrial Index that is in the top 75% of the stocks, as measured by market capitalization, after the elimination of (i) stocks included in the DJIA and (ii) stocks that do not have an S&P Common Stock Ranking of A or A+.

The Industrial 15 Share Multipliers are recalculated by the AMEX on June 26th of each year, or in certain circumstances on a day shortly thereafter as described below, which is the anniversary of the date the Industrial 15 Index was originally calculated and disseminated. Each Industrial 15 Share Multiplier is calculated to equate to the number of shares of that Industrial 15 Underlying Stock, or portion thereof, based upon the closing market price of that stock on the Industrial 15 Anniversary Date (as defined below), which would represent approximately an equal percentage of the Industrial 15 Index as of the Industrial 15 Anniversary Date. Each Industrial 15 Share Multiplier remains constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below.

Annual Industrial 15 Portfolio Reconstitution

As of the close of business on each Industrial 15 Anniversary Date through the Industrial 15 Anniversary Date in 2011, the Industrial 15 Portfolio shall be reconstituted to include the fifteen Qualifying Stocks in the S&P Industrial Index having the highest Dividend Yield (the “Industrial 15 New Stocks”) on the second scheduled Industrial 15 Index Business Day prior to the applicable Industrial 15 Anniversary Date (the “Industrial 15 Annual Determination Date”). “Industrial 15 Anniversary Date” shall mean June 26th of each year, which is the anniversary of the date the Industrial 15 Index was originally calculated and disseminated; provided, however, that if the date is not an Industrial 15 Index Business Day or a Market Disruption Event occurs on that date, then the Industrial 15 Anniversary Date for that year shall mean the immediately succeeding Industrial 15 Index Business Day on which a Market Disruption Event does not occur. The AMEX will only add a stock having characteristics as of the applicable Industrial 15 Annual Determination Date that will permit the Industrial 15 Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the SEC. The criteria and rules will apply only on an Industrial 15 Annual Determination Date to exclude a proposed Industrial 15 New Stock. If a proposed Industrial 15 New Stock does not meet these criteria or rules, the AMEX will replace it with the Qualifying Stock with the next highest Dividend Yield which meets the rules and criteria. These criteria currently provide, among other things, (1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Industrial 15 Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the Industrial 15 Underlying Stocks may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Industrial 15 Index’s numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

The “Industrial 15 Share Multiplier” for each Industrial 15 New Stock will be determined by the AMEX and will equal the number of shares of each Industrial 15 New Stock, based upon the closing market price of that Industrial 15 New Stock on the Industrial 15 Anniversary Date, so that each Industrial 15 New Stock represents approximately an equal percentage of a value equal to the Industrial 15 Index in effect at the close of business on the applicable Industrial 15 Anniversary Date. As an example, if the Industrial 15 Index in effect at the close of business on an Industrial 15 Anniversary Date equaled 150, then each of the fifteen Industrial 15 New Stocks would be allocated a portion of the value of the Industrial 15 Index equal to 10 and if, the closing market price of a Industrial 15 New Stock on the Industrial 15 Anniversary Date was 20, the applicable Industrial 15 Share Multiplier would be 0.5. If the Industrial 15 Index equaled 60, then each of the fifteen Industrial 15 New Stocks would be allocated a portion of the value of the Industrial 15 Index equal to 4 and if the closing market price of a Industrial 15 New Stock on the Industrial 15 Anniversary Date was 20, the applicable Industrial 15 Share Multiplier would be 0.2.

S&P Industrial Index

The S&P Industrial Index is a subset of the S&P 500 Index made up of the companies in the S&P 500 Index that are considered industrial companies. The S&P 500 Index is published by Standard & Poor’s and is intended to provide an indication of the pattern of common stock price movement. For more information on the S&P 500 Index, please see the section entitled “U.S. Stock Indices – The S&P 500 Index” in this index supplement.

Dividends

As described above, the level of the Industrial 15 Index will include an amount reflecting Industrial 15 Current Quarter Dividends. “Industrial 15 Current Quarter Dividends” for any day will be determined by the AMEX and will equal the sum of the products for each Industrial 15 Underlying Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Industrial 15 Share Multiplier applicable to that stock on the ex-dividend date. “Current Quarter” shall mean the calendar quarter containing the day for which the applicable Industrial 15 Current Quarter Dividends are being determined.

As of the first day of the start of each calendar quarter, the AMEX will allocate the Industrial 15 Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Industrial 15 Underlying Stock. The amount of the Industrial 15 Current Quarter Dividends allocated to each Industrial 15 Underlying Stock will equal the percentage of the value of each Industrial 15 Underlying Stock contained in the Industrial 15 Portfolio relative to the value of the entire Industrial 15 Portfolio based on the closing market price on the last Industrial 15 Index Business Day in the immediately preceding calendar quarter. The Industrial 15 Share Multiplier of each outstanding Industrial 15 Underlying Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Industrial 15 Current Quarter Dividend allocated to such Industrial 15 Underlying Stock can purchase of each such Industrial 15 Underlying Stock based on the closing market price on the last Industrial 15 Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Industrial 15 Portfolio

The Industrial 15 Share Multiplier for any Industrial 15 Underlying Stock and the Industrial 15 Portfolio will be adjusted as follows:

1.  If an Industrial 15 Underlying Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Industrial 15 Share Multiplier for that Industrial 15 Underlying Stock will be adjusted to equal the product of the number of shares of that Industrial 15 Underlying Stock issued in the split and the prior multiplier.

2.  If an Industrial 15 Underlying Stock is subject to a stock dividend, issuance of additional shares of the Industrial 15 Underlying Stock, that is given equally to all holders of shares of the issuer of that Industrial 15 Underlying Stock, then once the dividend has become effective and that Industrial 15 Underlying Stock is trading ex-dividend, the Industrial 15 Share Multiplier will be adjusted so that the new Industrial 15 Share Multiplier shall equal the former Industrial 15 Share Multiplier plus the product of the number of shares of that Industrial 15 Underlying Stock issued with respect to one such share of that Industrial 15 Underlying Stock and the prior multiplier.

3.  If an Industrial 15 Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Industrial 15 Underlying Stock will continue to be included in the Industrial 15 Portfolio so long as a market price for that Industrial 15 Underlying Stock is available. If a market price is no longer available for an Industrial 15 Underlying Stock for whatever reason, including the liquidation of the issuer of the Industrial 15 Underlying Stock or the subjection of the issuer of the Industrial 15 Underlying Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Industrial 15 Underlying Stock will equal zero in connection with calculating the Industrial 15 Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Industrial 15 Portfolio to compensate for the deletion of that Underlying Stock. If a market price is no longer available for an Underlying Stock as described above, the Industrial 15 Portfolio Value will be computed based on the remaining Underlying Stocks for which market prices are available and no new stock will be added to the Industrial 15 Portfolio until the annual reconstitution of the Industrial 15 Portfolio. As a result, there may be periods during which the Industrial 15 Portfolio contains fewer than fifteen Industrial 15 Underlying Stocks.

4.  If an Industrial 15 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Industrial 15 Underlying Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Underlying Stock and that value will be constant until the Industrial 15 Portfolio is reconstituted. At that time, no adjustment will be made to the Industrial 15 Share Multiplier of the relevant Industrial 15 Underlying Stock.

5.  If an Industrial 15 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Industrial 15 Company, or a tracking stock is issued by an Industrial 15 Company to all of its shareholders, then the new equity securities will be added to the Industrial 15 Portfolio as a new Industrial 15 Underlying Stock. The Industrial 15 Share Multiplier for the new Industrial 15 Underlying Stock will equal the product of the original Industrial 15 Share Multiplier with respect to the Industrial 15 Underlying Stock for which the new Industrial 15 Underlying Stock is being issued (the “Original Industrial 15 Stock”) and the number of shares of the new Industrial 15 Underlying Stock issued with respect to one share of the Original Industrial 15 Stock.

No adjustments of any Industrial 15 Share Multiplier of an Industrial 15 Underlying Stock will be required unless the adjustment would require a change of at least 1% in the Industrial 15 Share Multiplier then in effect. The Industrial 15 Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The AMEX expects that no adjustments to the Industrial 15 Share Multiplier of any Industrial 15 Underlying Stock or to the Industrial 15 Portfolio will be made other than those specified above; however, the AMEX may at its discretion make adjustments to maintain the value of the Industrial 15 Index if certain events would otherwise alter the value of the Industrial 15 Index despite no change in the market prices of the Industrial 15 Underlying Stocks.

We have derived all information regarding the IXD and AMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, AMEX. We make no representation or warranty as to the accuracy or completeness or such information.

“Industrial 15 Index Business Day” means any day on which the NYSE, AMEX and Nasdaq are open for trading and the Industrial 15 Index or any successor index is calculated and published.

The PHLX Housing Sector Index

All disclosure contained in this index supplement regarding the PHLX Housing Sector Index (the “PHLX Housing Index”), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by the Philadelphia Stock Exchange (the “PHLX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the PHLX Housing Index or any successor index.

The PHLX Housing Index is designed to measure the performance of twenty companies whose primary lines of business are directly associated with the United States housing construction market. The PHLX Housing Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The PHLX Housing Index (index symbol “HGX”) is published by the PHLX. The initial value of the PHLX Housing Index, which was set at 250 on January 2, 2002, was retroactively adjusted to 125 on February 1, 2006. Options commenced trading on the PHLX Housing Index on July 17, 2002.

The PHLX Housing Index is a modified capitalization-weighted index, which is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of stocks included in the PHLX Housing Index, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or more for an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting. The total capitalization of the portfolio remains the same.

The PHLX Housing Index is rebalanced at least semi-annually for implementation at the end of each January and July option expiration if the modified capitalization of a single component or group of components exceeds the concentration thresholds discussed above as of the last trading day of the previous month. This rebalancing is based on the actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month. The modified share value for each component stock included in the PHLX Housing Index remains fixed between rebalancings, except in the event of certain types of corporate actions such as stock splits and changes in share value of more than 5% due to mergers, acquisitions, stock repurchases or any similar event with respect to a component stock. When the PHLX Housing Index is adjusted between rebalancings for these events, the modified share amount of the relevant component stock included in the PHLX Housing Index is adjusted, to the nearest whole share, to maintain such component stock’s relative weight in the PHLX Housing Index immediately prior to the corporate action. In connection with any adjustments to the PHLX Housing Index, the PHLX Housing Index divisor may be adjusted to ensure that there are no changes to the level of the PHLX Housing Index as a result of non-market forces.

The PHLX is under no obligation to continue the calculation and dissemination of the PHLX Housing Index. The Notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this index supplement that the PHLX makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. The PHLX has no obligation to take the needs of ML&Co. or the holder of the Notes into consideration in determining, composing or calculating the PHLX Housing Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the Notes.

License Agreement

The PHLX and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the PHLX Housing Sector Index, which is owned and published by the PHLX, in connection with certain securities, including the Notes. ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between PHLX and MLPF&S provides that the following language must be stated in this index supplement:

“PHLX Housing SectorSM Index (HGXSM) (“Index”) is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in the Notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to ML&Co. is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to ML&Co. PHLX has no obligation to take the needs of the ML&Co. or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX HOUSING SECTORSM INDEX (HGXSM) (“INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The CBOE S&P 500 Buy Write Index

Unless otherwise stated, all information herein on the CBOE S&P 500 Buy Write Index (the “CBOE S&P 500 Index”) is derived from the Chicago Board Options Exchange (the “CBOE”) or other publicly available sources. This information reflects the policies of CBOE as stated in publicly available sources and the policies are subject to change by CBOE. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information. CBOE is under no obligation to continue to publish the CBOE S&P 500 Index and may discontinue publication of the CBOE S&P 500 Index at any time. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the CBOE S&P 500 Index or any successor index.

The CBOE S&P 500 Index was announced on April 11, 2002 and is calculated and disseminated by the CBOE under the index symbol “BXM”. Hypothetical historical data on the index is available as of June 1, 1988. The CBOE S&P 500 Index is a total return index designed to track the performance of a hypothetical “covered call” strategy on the S&P 500 Index by reflecting the price changes and dividends of the stocks comprising the S&P 500 Index and the option premiums received from the sale of at or slightly out of the money monthly call options on the S&P 500 Index. This “covered call” strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500 Index (i.e., a position in which the stocks comprising the S&P 500 Index are held) on which are deemed sold a succession of one-month, at or slightly out of the money call options on the S&P 500 Index listed on the CBOE. The sale of the call options are “covered” by the long position in the S&P 500 Index with a notional amount equal to that of the call options. The dividends paid on the stocks that comprise the S&P 500 Index and the premiums in respect of the written call options will be incorporated into the CBOE S&P 500 Index and those amounts will then be subject to the price movements of the S&P 500 Index and the call options on the S&P 500 Index.

This “covered call” strategy provides income from call option premiums received from the sale (or writing) of the call options, which helps, to a limited extent, to offset losses if there is a decline in the level of the S&P 500 Index. However, this strategy limits participation in any appreciation of the S&P 500 Index beyond the call option’s exercise price. Thus, in a period of significant stock market increases, this “covered call” strategy will tend to produce lower returns than ownership of a direct investment in the S&P 500 Index.

For more information on the S&P 500 Index, please see the section entitled “U.S. Stock Indices – The S&P 500 Index” in this index supplement.

Call Options

The call options included in the CBOE S&P 500 Index have successive terms of approximately one month and generally expire on the third Friday of each month (each, a “CBOE S&P Expiration Date”). On the CBOE S&P Expiration Date, the call option is settled against the Special Opening Quotation (symbol “SET”) of the S&P 500 Index (the “CBOE S&P SOQ”). The CBOE S&P SOQ is a calculation of the S&P 500 Index that is compiled from the opening prices of the stocks that comprise the S&P 500 Index. The CBOE S&P SOQ calculation is performed when all 500 stocks comprising the S&P 500 Index have opened for trading, and is usually determined before 11:00 a.m., New York City time. If the CBOE S&P SOQ is greater than the exercise price of the expiring call option, the settlement of that call option will result in a decrease in the level of the CBOE S&P 500 Index. If the CBOE S&P SOQ is less than or equal to the exercise price of the expiring call option, that call option will expire worthless without affecting the level of the CBOE S&P 500 Index.

Subsequent to the settlement of an expiring call option on a CBOE S&P Expiration Date, a new at or slightly out of the money call option expiring in the next month will then be deemed sold on that CBOE S&P Expiration Date. The exercise price of the new call option will be the S&P 500 Index call option listed on the CBOE with an exercise price equal to, or the closest exercise price above, the last level of the S&P 500 Index reported before 11:00 a.m., New York City time. For example, if the last S&P 500 Index level reported before 11:00 a.m., New York City time, is 900.00 and there is an S&P 500 Index call option with the exercise price of 900, then the S&P 500 Index call option with the exercise price of 900 will be selected as the new call option to be included in the CBOE S&P 500 Index for the next month. If the last S&P 500 Index level reported before 11:00 a.m., New York City time, is 901.10, there is no S&P 500 Index call option with an exercise price of 901.10 and the closest listed S&P 500 Index call option exercise price above 901.10 is 905, then the S&P 500 Index call option with the exercise price of 905 will be selected as the new call option to be included in the CBOE S&P 500 Index for the next month.

Once the exercise price of a new call option has been identified, the new call option will be deemed sold on the Expiration Date at a price equal to the volume-weighted average of the traded prices (the “CBOE S&P VWAP”) of the new call option during the half-hour period beginning at 11:30 a.m., New York City time. The CBOE calculates the CBOE S&P VWAP by calculating the weighted average of the trading prices of that new call option between 11:30 a.m. and 12:00 p.m., New York City time, excluding trades in that new call option that are identified by the CBOE as having been executed as part of a position taken in two or more options in order to profit through changes in the relative prices of those options, which is known as a “spread”. The source of the trading prices used in the calculation of the CBOE S&P VWAP is CBOE’s Market Data Retrieval System. If no trades occur in the new call option between 11:30 a.m. and 12:00 p.m., New York City time, then the new call option will be deemed sold at the last bid price reported before 12:00 p.m., New York City time.

Calculation of the CBOE S&P 500 Index

The CBOE S&P 500 Index is calculated by the CBOE once per day at the close of trading. The CBOE S&P 500 Index is a “chained” index in that its value is equal to the product of 100 and the cumulative product of the daily gross rates of return on the CBOE S&P 500 Index since the CBOE S&P 500 Index was first calculated and set to 100 on its inception date of June 1, 1988.

On each trading day that is not a CBOE S&P Expiration Date, the daily gross rate of return of the CBOE S&P 500 Index will equal the change in the value of the S&P 500 Index and the call option on the S&P 500 Index, including the value of ordinary cash dividends payable on the stocks comprising the S&P 500 Index that trade “ex-dividend” on that date (the “CBOE S&P Gross Rate of Return”), as measured from the close of trading on the preceding trading day. On each Expiration Date, the daily gross rate of return will equal the average of (i) the CBOE S&P Gross Rate of Return from the close of trading on the preceding day to the time the expiring call option is settled, (ii) the CBOE S&P Gross Rate of Return from the time the expiring call option is settled to the time the new call option is deemed sold and (iii) the CBOE S&P Gross Rate of Return from the time the new call option is deemed sold to the close of trading on the CBOE S&P Expiration Date.

License Agreement

S&P and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement with MLPF&S providing for the license to MLPF&S and ML&Co., in exchange for a fee, of the right to use the CBOE S&P 500 Index, which is owned and published by the CBOE, in connection with issuance of certain securities, including the Notes.

The license agreement between S&P and MLPF&S provides that the following language must be set forth in this index supplement:

““Standard & Poor’s”, “S&P 500” and “S&P” are trademarks of the McGraw-Hill Companies, Inc.” “BXM” is a service mark, “Chicago Board Options Exchange” and “CBOE” are registered marks and “CBOE S&P 500 BuyWrite Index” is a mark, of the CBOE. These marks have been licensed for use by MLPF&S and ML&Co. The Notes are not sponsored, endorsed, sold or promoted by the CBOE or Standard & Poor’s, and the CBOE and Standard & Poor’s make no representation regarding the advisability of investing in the Notes.”

“The methodology used to calculate the CBOE S&P 500 Index is the property of CBOE. S&P has granted Merrill Lynch a license to use such methodology with the permission of CBOE. Neither CBOE nor S&P sponsors, endorses, sells or promotes the Notes.”

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the CBOE S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the CBOE S&P 500 Index which is determined, composed and calculated without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the CBOE S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE CBOE S&P 500 INDEX OR ANY DATA INCLUDED IN THE CBOE S&P 500 INDEX AND S&P SHALL HAVE NO LIABILITY

FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CBOE S&P 500 INDEX OR ANY DATA INCLUDED IN THE CBOE S&P 500 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS INDEX SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CBOE S&P 500 INDEX OR ANY DATA INCLUDED IN THE CBOE S&P 500 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

The CBOE DJIA BuyWrite Index

Unless otherwise stated, all information herein on the CBOE DJIA BuyWrite Index (the “CBOE DJIA Index”) is derived from the CBOE or other publicly available sources. This information reflects the policies of CBOE as stated in publicly available sources and the policies are subject to change by CBOE. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information. CBOE is under no obligation to continue to publish the CBOE DJIA Index and may discontinue publication of the CBOE DJIA Index at any time. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the CBOE DJIA Index or any successor index.

The CBOE DJIA Index was announced on March 18, 2005 and is calculated and disseminated by the CBOE under the index symbol “BXD”. Hypothetical historical data is available as of October 16, 1997. The CBOE DJIA Index is a total return index designed to track the performance of a hypothetical “covered call” strategy on the DJIA by reflecting the price changes and dividends of the stocks comprising the DJIA and the option premiums received from the sale of at or slightly out of the money monthly call options on the DJIA. This “covered call” strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the DJIA (i.e., a position in which the stocks comprising the DJIA are held) on which are deemed sold a succession of one-month, at or slightly out of the money call options on the DJIA listed on the CBOE. The sale of the call options are “covered” by the long position in the DJIA with a notional amount equal to that of the call options. The dividends paid on the stocks that comprise the DJIA and the premiums in respect of the written call options will be incorporated into the CBOE DJIA Index and those amounts will then be subject to the price movements of the DJIA and the call options on the DJIA.

This “covered call” strategy provides income from call option premiums received from the sale (or writing) of the call options, which helps, to a limited extent, to offset losses if there is a decline in the level of the DJIA. However, this strategy limits participation in any appreciation of the DJIA beyond the call option’s exercise price. Thus, in a period of significant stock market increases, this “covered call” strategy will tend to produce lower returns than ownership of a direct investment in the DJIA.

For information on the Dow Jones Industrial Average Index, please see the section entitled “U.S. Indices – Dow Jones Industrial Average” in this index supplement.

Call Options

The call options included in the CBOE DJIA Index have successive terms of approximately one month and generally expire on the third Friday of each month (each, a “CBOE DJIA Expiration Date”). On the CBOE DJIA Expiration Date, the call option is settled against the Special Opening Quotation (symbol “SET”) of the DJIA (the “CBOE DJIA SOQ”). The CBOE DJIA SOQ is a calculation of the DJIA that is compiled from the opening prices of the stocks that comprise the DJIA. The CBOE DJIA SOQ calculation is performed when all 30 stocks comprising the DJIA have opened for trading, and is usually determined before 11:00 a.m., New York City time. If the CBOE DJIA SOQ is greater than the exercise price of the expiring call option, the settlement of that call option will result in a decrease in the level of the CBOE DJIA Index. If the CBOE DJIA SOQ is less than or equal to the exercise price of the expiring call option, that call option will expire worthless without affecting the level of the CBOE DJIA Index.

Subsequent to the settlement of an expiring call option on a CBOE DJIA Expiration Date, a new at or slightly out of the money call option expiring in the next month will then be deemed sold on that Expiration Date. The exercise price of the new call option will be the DJIA call option listed on the CBOE with an exercise price equal to, or the closest exercise price above, the last level of the DJIA reported before 11:00 a.m., New York City time. For example, if the last DJIA level reported before 11:00 a.m., New York City time, is 900.00 and there is an DJIA call option with the exercise price of 900, then the DJIA call option with the exercise price of 900 will be selected as the new call option to be included in the CBOE DJIA Index for the next month. If the last DJIA level reported before 11:00 a.m., New York City time, is 901.10, there is no DJIA call option with an exercise price of 901.10 and the closest listed DJIA call option exercise price above 901.10 is 905, then the DJIA call option with the exercise price of 905 will be selected as the new call option to be included in the CBOE DJIA Index for the next month.

Once the exercise price of a new call option has been identified, the new call option will be deemed sold on the CBOE DJIA Expiration Date at a price equal to the volume-weighted average of the traded prices (the “CBOE DJIA VWAP”) of the new call option during the half-hour period beginning at 11:30 a.m., New York City time. The CBOE calculates the CBOE DJIA VWAP by calculating the weighted average of the trading prices of that new call option between 11:30 a.m. and 12:00 p.m., New York City time, excluding trades in that new call option that are identified by the

CBOE as having been executed as part of a position taken in two or more options in order to profit through changes in the relative prices of those options, which is known as a “spread”. The source of the trading prices used in the calculation of the CBOE DJIA VWAP is CBOE’s Market Data Retrieval System. If no trades occur in the new call option between 11:30 a.m. and 12:00 p.m., New York City time, then the new call option will be deemed sold at the last bid price reported before 12:00 p.m., New York City time.

Calculation of the CBOE DJIA Index

The CBOE DJIA Index is calculated by the CBOE once per day at the close of trading. The CBOE DJIA Index is a “chained” index in that its value is equal to the product of 100 and the cumulative product of the daily gross rates of return on the CBOE DJIA Index since the CBOE DJIA Index was first calculated and set to 100 on its hypothetical start date of October 16, 1997. On each trading day that is not a CBOE DJIA Expiration Date, the daily gross rate of return of the CBOE DJIA Index will equal the change in the value of the DJIA and the call option on the DJIA, including the value of ordinary cash dividends payable on the stocks comprising the DJIA that trade “ex-dividend” on that date (the “CBOE DJIA Gross Rate of Return”), as measured from the close of trading on the preceding trading day.

On each CBOE DJIA Expiration Date, the daily gross rate of return will equal the average of (i) the CBOE DJIA Gross Rate of Return from the close of trading on the preceding day to the time the expiring call option is settled, (ii) the CBOE DJIA Gross Rate of Return from the time the expiring call option is settled to the time the new call option is deemed sold and (iii) the CBOE DJIA Gross Rate of Return from the time the new call option is deemed sold to the close of trading on the CBOE DJIA Expiration Date.

License Agreement

Dow Jones and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement with MLPF&S providing for the license to MLPF&S and ML&Co., in exchange for a fee, of the right to use the CBOE DJIA Index, which is owned and published by the CBOE, in connection with issuance of certain securities, including the Notes.

The license agreement between Dow Jones and MLPF&S provides that the following language must be set forth in this index supplement:

“ “Dow Jones”, “Dow Jones Industrial AverageSM” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by MLPF&S and ML&Co. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the Notes.”

“The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no public representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to MLPF&S and ML&Co. is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the CBOE DJIA Index, which is determined, composed and calculated by Dow Jones and without regard to ML&Co. or the Notes. Dow Jones has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the CBOE DJIA Index. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE CBOE DJIA INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CBOE DJIA INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CBOE DJIA INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND ML&CO.”

The AMEX Airline Index

All disclosure contained in this index supplement regarding the AMEX Airline Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of the AMEX as stated in these sources and these policies are subject to change at the discretion of the AMEX. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the AMEX Airline Index or any successor index.

The AMEX Airline Index is designed to measure the performance of highly capitalized companies in the airline industry. The AMEX Airline Index reflects the total market value of ten stocks. The AMEX Airline Index is a price return index, which means that it reflects the prices of the stocks underlying the AMEX Airline Index without regard to any dividends paid on the stocks underlying the AMEX Airline Index. The weightings of the stocks included in the AMEX Airline Index are obtained by AMEX for U.S. companies using the U.S. primary market prices and, for companies outside of the U.S., using the American Depositary Receipt (“ADR”) price in the U.S. primary market on an ADR equivalent basis.

The AMEX Airline Index is rebalanced quarterly based on the closing prices on the third Friday in January, April, July and October to ensure that each stock included in the AMEX Airline Index represents an approximately equal weight in the AMEX Airline Index as of each date of reconstitution. If necessary, an adjustment is made to the AMEX Airline Index divisor to ensure continuity of the level of the AMEX Airline Index. The number of shares of each stock included in the AMEX Airline Index remain fixed between quarterly rebalancings, except in the event of certain types of corporate actions such as the payment of a dividend (other than an ordinary cash dividend), stock distribution, stock split, rights offering, reorganization, merger, liquidation or any similar event with respect to any stock included in the AMEX Airline Index. When the AMEX Airline Index is adjusted between quarterly rebalancings for these events, the number of shares of the relevant stock included in the AMEX Airline Index will be adjusted, to the nearest whole share, to maintain such stock’s relative weight in the AMEX Airline Index immediately prior to the corporate action. In connection with any adjustments to the AMEX Airline Index, the AMEX Airline Index divisor is adjusted to ensure that there are no changes to the level of the AMEX Airline Index as a result of non-market forces.

AMEX Airline Index Eligibility and Maintenance

The AMEX may change the composition of the AMEX Airline Index at any time to reflect the conditions of the airline industry and to ensure that the stocks included in the AMEX Airline Index, in its view, continue to represent the airline industry. The AMEX Airline Index is maintained in accordance with AMEX Exchange Rule 901c, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the AMEX Airline Index:

•

All stocks included in the AMEX Airline Index must either be listed on the AMEX, the NYSE or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;

•

Each stock included in the AMEX Airline Index must have a minimum market value of at least $75 million, except that, for each of the lowest weighted stock included in the AMEX Airline Index that in the aggregate account for no more than 10% of the weight of the AMEX Airline Index, the market value must be at least $50 million;

•

The trading volume of each stock included in the AMEX Airline Index in each of the last six months must not be less than 1,000,000 shares, except that, for each of the lowest weighted stock included in the AMEX Airline Index that in the aggregate account for no more than 10% of the weight of the AMEX Airline Index, the trading volume must be at least 500,000 shares in each of the last six months;

•

At least 90% of the numerical value of the AMEX Airline Index, and at least 80% of the total number of stocks included in the AMEX Airline Index, must meet the current criteria for standardized option trading set forth in AMEX Exchange Rule 915; and

•	ADRs that are not subject to comprehensive surveillance agreements must not in the aggregate represent more than 20% of the weight of the AMEX Airline Index.

Every quarter the stocks composing the AMEX Airline Index are reviewed to ensure that each of them continues to meet the minimum criteria set forth above.

Dividends

The AMEX Airline Current Quarter Dividend for any day for each stock included in the AMEX Airline Index will be determined by the AMEX by taking the dividend amount per share paid on such stock and (i) multiplying that amount by the number of shares of the company issuing that such stock on the relevant ex-dividend date; and (ii) dividing that product by the index divisor. “AMEX Airline Current Quarter Dividends” will be determined by the AMEX and will equal the sum of the results obtained from the above formula for each dividend paid during the Current Quarter by each company issuing a stock included in the AMEX Airline Index. “Current Quarter” will mean the calendar quarter containing the day for which the applicable Current Quarter Dividends are being determined.

As of the first day of the start of each calendar quarter, the AMEX will allocate the AMEX AirlineCurrent Quarter Dividends as of the end of the immediately preceding calendar quarter to the Index.

License Agreement

AMEX and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the AMEX Airline Index, which is owned and published by AMEX, in connection with certain securities, including the Notes. ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between AMEX and MLPF&S provides that the following language must be stated in this index supplement:

“The AMEX Airline Index is sponsored by, and is a service mark of, the American Stock Exchange LLC (the “Exchange”).

The AMEX Airline Index is being used with the permission of the Exchange. The Exchange in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this index supplement and the Exchange disclaims any liability to any party for any inaccuracy in the data on which the AMEX Airline Index is based, for any mistakes, errors or omissions in the calculation and/ or dissemination of the AMEX Airline Index, or for the manner in which it is applied in connection with this index supplement.”

NON-U.S. STOCK INDICES

The Dow Jones EURO STOXX 50 Index

All disclosure contained in this index supplement regarding the Dow Jones EURO STOXX 50 Index (“DJ EURO STOXX 50 Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available sources. The information reflects the policies of, and is subject to change by STOXX Limited. (“STOXX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the DJ EURO STOXX 50 Index or any successor index.

The DJ EURO STOXX 50 Index was created by STOXX, a joint venture founded by SWX Group, Deutsche Börse AG and Dow Jones. Publication of the Index began on February 28, 1998, based on an initial level of the Index of 1,000 at December 31, 1991.

The DJ EURO STOXX 50 Index was created to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain. The companies included in the DJ EURO STOXX 50 Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the DJ EURO STOXX 50 Index.

The DJ EURO STOXX 50 Index is currently calculated by: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplying by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all these products (the “DJ EURO STOXX 50 Index Aggregate Market Capitalization”); and (iii) dividing the DJ EURO STOXX 50 Index Aggregate Market Capitalization by a divisor which represents the DJ EURO STOXX 50 Index Aggregate Market Capitalization on the base date of the DJ EURO STOXX 50 Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the DJ EURO STOXX 50 Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the level of the entire DJ EURO STOXX 50 Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

The weight of each stock that comprises the DJ EURO STOXX 50 Index is capped at 10% of the DJ EURO STOXX 50 Index’s total free-float market capitalization. The free-float weights are reviewed quarterly.

The composition of the DJ EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the DJ EURO STOXX 50 Index are made to ensure that the DJ EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the DJ EURO STOXX 50 Index are made entirely by STOXX without consultation with the companies represented in the DJ EURO STOXX 50 Index or ML&Co. The DJ EURO STOXX 50 Index is also reviewed on an ongoing basis, and a change in the composition of the DJ EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with ML&Co. nor have they participated in any way in the creation of the Notes.

ML&Co. or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the DJ EURO STOXX 50 Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with the issuers, ML&Co. or its affiliates may acquire non-public information with respect to the issuers. ML&Co. may also act as market maker for the common stocks of the issuers. ML&Co. does not make any representation to any purchaser of the Notes with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the Notes should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the DJ EURO STOXX 50 Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the DJ EURO STOXX 50 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

A representative of an affiliate of ML&Co. may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX’s Advisory Committee advises the Supervisory Board on matters relating to the DJ EURO STOXX 50 Index. This advisory committee proposes changes in the composition of the DJ EURO STOXX 50 Index to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the DJ EURO STOXX 50 Index computation. Decisions on the composition and changes in the DJ EURO STOXX 50 Index are reserved to the Supervisory Board.

License Agreement

STOXX and ML&Co. have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to ML&Co. and its wholly-owned subsidiaries, in exchange for a fee, of the right to use the DJ EURO STOXX 50 Index, which is owned and published by STOXX, in connection with certain securities and other products, including the Notes.

The license agreement between STOXX and ML&Co. provides that the following language must be set forth in this index supplement:

“The Dow Jones EURO STOXX 50 Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50 Index and the related trademarks have been licensed for certain purposes by Merrill Lynch & Co., Inc. STOXX, Dow Jones and Dow Jones EURO STOXX 50 Index are trademarks of Dow Jones & Company, Inc. and have been licensed for use. STOXX and Dow Jones have no relationship to Merrill Lynch & Co., Inc., other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the Notes. STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the owners of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the Notes. Specifically,

•      STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Dow Jones EURO STOXX 50 Index and the data included in the Dow Jones EURO STOXX 50 Index;

The accuracy or completeness of the Dow Jones EURO STOXX 50 Index and its data;

The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data;

STOXX and Dow Jones will not have liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data;

•      Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between the Merrill Lynch and Co., Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.”

The Nikkei 225 Index

All disclosure contained in this index supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Nikkei, Inc. (“Nikkei”) as stated in these sources and these policies are subject to change at the discretion of Nikkei. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index.

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index (the “Nikkei 225 Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

The Nikkei 225 Index is a modified, price-weighted index. Each stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. Nikkei calculates the Nikkei 225 Index by multiplying the per share price of each Underlying Stock by the corresponding weighting factor for that Nikkei 225 Underlying Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 24.293 as of April 3, 2007, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei 225 Underlying Stock, so that the share price of each Nikkei 225 Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. Each Weight Factor represents the number of shares of the related Nikkei 225 Underlying Stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei 225 Underlying Stocks, which is currently the TSE. The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei 225 Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Nikkei 225 Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

The Nikkei 225 Underlying Stocks may be deleted or added by Nikkei. However, to maintain continuity in the Nikkei 225 Index, the policy of Nikkei is generally not to alter the composition of the Nikkei 225 Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei 225 Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE. Upon deletion of a stock from the Nikkei 225 Index, Nikkei will select, in accordance with certain criteria established by it, a replacement for the deleted Underlying Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei 225 Underlying Stocks. As a result, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

None of ML&Co., MLPF&S and Nikkei accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Value or Ending Value or any Redemption Amount payable to you on the maturity date of the Notes.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 1:00 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the Notes.

License Agreement

Nikkei and ML&Co. have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned and published by Nikkei in connection with some securities, including the Notes.

Nikkei is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this index supplement that Nikkei makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. Nikkei has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Index. Nikkei is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Nikkei has no obligation or liability in connection with the administration or marketing of the Notes.

The use of and reference to the Nikkei 225 Index in connection with the Notes have been consented to by Nikkei, the publisher of the Index. The copyright relating to the Nikkei 225 Index and intellectual property rights as to the indications for “Nikkei” and the Nikkei 225 Index and any other rights belong to Nikkei, Inc.

The MSCI Indices

All disclosure contained in this index supplement regarding the MSCI Indices including, without limitation, their make-up, method of calculation and changes in components, is derived from the MSCI Standard Index Series Methodology Book published by Morgan Stanley Capital International Inc. (“MSCI”) and other publicly available information. This information reflects the policies of MSCI, as stated in this publicly available information, and is subject to change by MSCI at its discretion. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Indices. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the MSCI Indices or any successor indices.

General – MSCI Equity Indices

MSCI Equity Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to the indices and data from Capital International in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI. The MSCI Equity Indices have covered the world’s developed markets since 1969 and, in 1988, MSCI commenced coverage of the emerging markets. MSCI applies the same criteria and calculation methodology across all markets for all equity indices, developed and emerging.

Selection Criteria

MSCI undertakes an index construction process, which involves: (i) defining the equity universe, (ii) adjusting the total market capitalization of all securities in the universe for free float available to foreign investors, (iii) classifying the universe of securities under the Global Industry Classification Standard (the “GICS”), and (iv) selecting securities for inclusion according to MSCI’s index construction rules and guidelines.

Defining the Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities. MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds, equity derivatives and limited partnerships, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free float adjusting market capitalization involves (i) defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float, (ii) assigning a free float-adjustment factor to each security, and (iii) calculating the free float-adjusted market capitalization of each security.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to the industry that MSCI believes best describes their business activities. The GICS provides a comprehensive classification scheme to industries worldwide.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indices of diverse business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indices from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which MSCI aims to be a reflection of the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size (based on free float-adjusted market capitalization) and liquidity of securities. MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

•	The estimated free float for the company and its individual share classes. In general, only securities of companies with an estimated free float greater than 15% are considered for inclusion.

The free float of a security is the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: (i) strategic and other non-free float shareholdings not available for purchase by foreigners, (ii) limits on share ownership for foreigners and (iii) other foreign investment restrictions materially limiting the ability of international investors to freely invest.

Maintaining the MSCI Indices

The MSCI indices are maintained with the objective of reflecting changes in the relevant underlying equity markets on a timely basis. In maintaining the MSCI indices, emphasis is also placed on continuity, replicability and minimizing turnover in the indices. Maintaining the indices involves many aspects, including additions to and deletions from the indices and changes in number of shares and change in Foreign Inclusion Factors (“FIFs”) as a result of updated free float estimates.

Generally, index maintenance can be described by three broad categories of implementation of changes:

•	Annual full country index reviews that re-assess the various dimensions of the equity universe for all countries and which are conducted on a fixed annual timetable;

•	Quarterly index reviews, aimed at more promptly reflecting other significant market events; and

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index as they occur.

Potential changes in the status of countries (stand-alone, emerging, developed) follow separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

The annual full country index review for all MSCI indices is carried out once every 12 months and implemented as of the close of the last business day of May. The implementation of changes resulting from a quarterly index review occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. Any country indices may be impacted at the quarterly index review. MSCI index additions and deletions due to quarterly index rebalancings are announced at least two weeks in advance.

License Agreement

MLPF&S and MSCI have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S and certain of its affiliates (including ML&Co.), in exchange for a fee, of the right to use certain indices calculated by MSCI in connection with the issuance and marketing of securities, including the Notes.

The license agreement provides that the following information must be set forth in this index supplement:

“THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MLPF&S AND ML&CO. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS

AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF A NOTE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or owner of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by MLPF&S and ML&Co. The Notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Notes. No purchaser, seller or owner of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

The FTSE/Xinhua China 25 Index

All disclosure contained in this index supplement regarding the FTSE/Xinhua China 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from information made publicly available by FTSE Xinhua Index Ltd. (“FXI”). This information reflects the policies of the FXI, as stated in this publicly available information, and is subject to change by FXI at its discretion. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the FTSE/Xinhua China 25 Index or any successor index.

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Stock Exchange of Hong Kong (the “SEHK”).

General

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the SEHK. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the SEHK. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the SEHK, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

The FTSE/Xinhua China 25 Index is reported by Bloomberg L.P. under the ticker symbol “XIN0I.”

Eligible Securities

Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to the restrictions herein, however, each constituent must also be a constituent of the FTSE All World Index. Companies whose business is that of holding equity and other investments, exchange traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1.	Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2.	Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3.	New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

S p (n) e (n) s (n) f (n) c (n)

d

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%

Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

License Agreement

The Notes are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE or Xinhua or by the London Stock Exchange PLC (the “London Stock Exchange”) or by The Financial Times Limited (“FT”) and neither FXI, FTSE, Xinhua nor the London Stock Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index and/or the figure at which the FTSE/Xinhua China 25 Index stands at any particular time on any particular day or otherwise. The FTSE/Xinhua China 25 Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or the London Stock Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE/Xinhua China 25 Index and neither FXI, FTSE, Xinhua or the London Stock Exchange or FT shall be under any obligation to advise any person of any error therein.

The FTSE/Xinhua China 25 Index is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the Notes.

All copyright in the FTSE/Xinhua China 25 Index values and constituent list vest in FXI. Merrill Lynch & Co. has obtained or, to the extent required, will obtain full license from FXI to use such copyright in the creation of the Notes.

“FTSETM” is a trade mark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. “FTSE/Xinhua” is a trade mark of FTSE International Limited. “Xinhua” are service marks and trade marks of Xinhua Financial Network Limited. All marks are licensed for use by FXI.

The KOSPI 200 Index

All disclosure contained in this index supplement regarding the KOSPI 200 Index (as defined below), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by the Korea Exchange (“KRX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the KOSPI 200 Index or any successor index.

The Korea Stock Price Index 200, referred to as the KOSPI 200 Index (index symbol “KOSPI2”) is calculated, published and disseminated by the KRX and was first calculated and published on June 15, 1994. The base date of the KOSPI 200 Index was set as January 3, 1990 with a base value of 100 as of such date. The KOSPI 200 Index is a market capitalization weighted index consisting of 200 constituent stocks selected from the stocks listed on the KRX. Stocks issued by companies (i) that belong to the following 8 industry groups: fisheries, mining, manufacturing, electricity & gas, construction, services, post & communication and finance, and (ii) whose market capitalization is at least 1% of the total market capitalization of all the securities listed on the KRX, are selected for inclusion in the KOSPI 200 Index.

The basic selection criteria for inclusion in the KOSPI 200 Index is the average annual market capitalization for a company and the sum of daily total trading volume for its common stock for the same period for which its capitalization is calculated. This average annual market capitalization is calculated by dividing the aggregate value of the product of (a) the closing price of the listed common stock of a company as of the last trading day of each month and (b) the number of common shares listed for a period equal to one year from the end of April of the year preceding the selection date, by 12. The constituent stocks are first chosen from industry groups other than manufacturing on the basis of rank order of average monthly market capitalization, while ensuring that the accumulated market capitalization of the selected stocks is at least 70% of the total market capitalization of the same industry group. However, if the selected stock’s annual trading volume is below 85% of the constituent stocks in the same industry group, such stock will be excluded and the next ranking stock in market capitalization and which satisfies the trading value requirement will be selected. Stocks of companies in the manufacturing group will be selected after companies in the other industry groups (and only to the extent that the number of constituent stocks from non-manufacturing industry groups has not reached 200) in order of market capitalization rank and provided that the selected stock’s annual trading value is above 85% of companies in the same industry group. Notwithstanding the above criteria, if a stock does not satisfy the above criteria but the market capitalization of the issuing company is within the top 50 in terms of total market capitalization in its industry group, the KOSPI Maintenance Committee (which oversees the selection and periodic realignment of stocks in the KOSPI 200 Index) may include such stock in the KOSPI 200 Index.

The KOSPI 200 Index constituents are subject to periodic realignment annually in May of each year at a regular meeting of the KOSPI Maintenance Committee and special realignment on an as needed basis. The method of periodic realignment is similar to the method for selection of constituent stocks described above. In order to maintain the consistency of the KOSPI 200 Index, the realignment is restricted to replace the smallest number of constituent stocks as possible. Therefore, even though a stock satisfies the above criteria for selection, the industry market capitalization of any replacement company must be within 90% of the market capitalization of the constituent companies of the same industry group during the year under review. However, even if an existing constituent does not satisfy the criteria for selection of constituent stocks, it will remain a constituent as long as its industry market capitalization does not exceed 110% of the number of constituents for that industry group during the year under review. Moreover, even if a stock qualifies for inclusion in the KOSPI 200 Index pursuant to the 90% test, it will not be included if no other stocks exceed 110% as described above. A special realignment is made from time to time if a constituent stock is deemed inappropriate for inclusion due to delisting, designation as administrative stock, merger or other similar occurrences. In these circumstances, stocks will be selected in ranking order from a replacement list by industry group chosen beforehand during regular realignment. In the event no stock for a specific industry group is included in the replacement list, a stock is replenished with one from the manufacturing group.

The KOSPI 200 Index is calculated by dividing the current total market capitalization of all the constituent stocks (obtained by multiplying the common stock price for such constituent stock by the total number of its outstanding stocks) by the base market capitalization of all the constituent stocks and multiplying the result with 100. The base market capitalization of the constituent stocks is adjusted for corporate actions which include but are not limited to new listings, delistings, rights offerings, private placements, public offerings, capital reductions with consideration, mergers and conversion of convertible bonds.

Free Float Adjustment

In April 2007, the KRX announced that the weightings in the KOSPI 200 Index will be based on the number of free float shares available, not the total market capitalization of its respective components. Non-free float shares are

1) shares owned by the government (both central and municipal governments);

2) shares held by the largest shareholders and affiliated persons;

3) shares held by employees (i.e. employees stock ownership plan);

4) treasury stocks; and

5) shares construed as non-free float, such as shares deposited as safeguard for a creditors group.

Shares in the non-free float group will be deducted from the total number of shares issued to determine the number of free float shares.

Non-free float shares will be determined from annual reports of listed companies officially submitted to the KRX. In cases where the number of free float shares is less than 10% of the total number of shares issued, such stock will be excluded from the constituents of the KOSPI 200 Index. The numbers of free floats will be reviewed annually and when the number of free floats changes more than 5%, an adjustment will be made. When the number of free floats significantly changes following a fundamental organizational change (such as a merger or spin-off), the ration of free floats may be adjusted before the next periodic realignment date.

The calculation of the KOSPI 200 using free float shares will be in two steps. Beginning June 15, 2007, the KOSPI 200 will be calculated by excluding 50% of the non-free floats from the total number of shares of constituent stocks. Beginning December 14, 2007, the KOSPI 200 will be calculated deducting all non-free floats from the total number of shares of constituent stocks.

License Agreement

Merrill Lynch International & Co., CV and the KSE have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to Merrill Lynch International & Co., CV and its affiliates (including ML&Co.), in exchange for a fee, of the right to use certain indices calculated by the KSE in connection with the issuance and marketing of securities, including the Notes.

The license agreement provides that the following information must be set forth in this index supplement:

“‘KOSPI’ and ‘KOSPI 200’ are trademarks/service marks of the Korea Stock Exchange and have been licensed for use by Merrill Lynch & Co., Inc.

The Notes are not sponsored, endorsed, sold or promoted by the Korea Stock Exchange (“KSE”). KSE makes no representation or warranty, express or implied, to owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI 200 Index to track general stock market performance. KSE’s only relationship to ML&Co. is the licensing of certain trademarks and trade names of KSE and of the KOSPI 200 Index which is determined, composed and calculated by KSE without regard to ML&Co. or the Notes. KSE has no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculation the KOSPI 200 Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

KSE DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THERE. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The S&P Asia 50 Index

All disclosure contained in this index supplement regarding the S&P Asia 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from publicly available sources. This information reflects the policies of the Standard & Poor’s, as stated in this publicly available information, and is subject to change at its discretion. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the S&P Asia 50 Index or any successor index.

Standard & Poor’s publishes the S&P Asia 50 Index. The S&P Asia 50 Index is intended to provide an indication of the pattern of common stock price movement of fifty companies from four major Asian markets – Korea, Taiwan, Hong Kong and Singapore. These countries, not including Japan, represent the most liquid and investible markets from Asia. The fifty companies included in the S&P Asia 50 Index have been selected by Standard & Poor’s on the basis of their size, liquidity, sector representation and country representation. The S&P Asia 50 Index mirrors the sector weights of the broader universe of stocks from the four Asian markets. Similarly, it mirrors the country weights of the four Asian markets within the same universe of stocks. This policy aims to approximate, with 50 stocks, the sector and country mix of the region. The companies included in the S&P Asia 50 Index are drawn from a universe of stocks representing over 95% of the market capitalization of the stock exchanges of Korea, Taiwan, Hong Kong and Singapore.

The calculation of the level of the S&P Asia 50 Index, discussed below in further detail, is based on the quotient of the total available market capitalization of the stocks included in S&P Asia 50 Index and an index divisor.

Computation of the S&P Asia 50 Index

Standard & Poor’s currently computes the S&P Asia 50 Index as of a particular time as follows:

(a)	the market price per share of each of the stocks included in the S&P Asia 50 Index in its local currency is converted to U.S. dollars using the spot exchange rate applicable at the time of calculation (the result being referred to as the “U.S. dollar market value” of the stocks included in the S&P Asia 50 Index);

(b)	the number of free-floating available shares outstanding for each of the stocks included in the S&P Asia 50 Index is determined (the “availability factor”);

(c)	the U.S. dollar market value of each of the stocks included in the S&P Asia 50 Index is multiplied by its corresponding availability factor (the result being referred to as the “U.S. dollar market capitalization” for each Underlying Stock);

(d)	the U.S. dollar market capitalization for the stocks included in the S&P Asia 50 Index are aggregated; and

(e)	the result is divided by an index divisor calculated by Standard & Poor’s which is adjusted to account for additions and deletions to the S&P Asia 50 Index, rights issues, share buybacks and issuances, spin-offs and adjustments in availability (the result being referred to as the “U.S. dollar market capitalization component” of the S&P Asia 50 Index).

While Standard & Poor’s currently employs the above methodology to calculate the S&P Asia 50 Index, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the amount, if any, payable to holders of the Notes upon maturity or otherwise.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a stock of a company included in the S&P Asia 50 Index that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	stock splits;

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by Standard & Poor’s of particular stocks included in the S&P Asia 50 Index; and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all stocks included in the S&P Asia 50 Index, after taking account of the new market price per share of the particular stocks included in the S&P Asia 50 Index or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value &	[	New Market Value	]	= New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all stocks included in the S&P Asia 50 Index resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Asia 50 Index.

License Agreement

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the S&P Asia 50 Index or any data included in the S&P Asia 50 Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the S&P Asia 50 Index or any data included in the S&P Asia 50 Index in connection with the rights licensed under the license agreement described in this index supplement or for any other use. Standard & Poor’s makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P Asia 50 Index or any data included in the S&P Asia 50 Index. Without limiting any of the above information, in no event shall Standard & Poor’s have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Standard & Poor’s and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S. The license agreement between Standard & Poor’s and MLPF&S provides that the following language must be stated in this index supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P Asia 50 Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P Asia 50 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P Asia 50 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

The TOPIX Small Cap Index

All disclosure contained in this index supplement regarding the TOPIX Small Cap Index (the “TOPIX Index”), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of the Tokyo Stock Exchange (“TSE”) as stated in these sources and these policies are subject to change at the discretion of TSE. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the TOPIX Index or any successor index.

General

The TOPIX Index was developed by TSE. Publication of the TOPIX Index began on July 1, 1969, based on an initial Index value of 100 on January 4, 1968. The TOPIX Index is computed and published every 15 seconds via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

The component stocks of the TOPIX Index consist of all common Japanese stocks listed on the First Section of the TSE. The TOPIX Index measures changes in the aggregate market value of these stocks. The TSE Japanese stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. Second Section stocks are reviewed at the end of each business year to assess whether or not they meet the criteria for transfer to the First Section.

The TOPIX Index is a weighted index, with the market price of each component stock multiplied by the number of shares listed. The TSE is responsible for calculating and maintaining the TOPIX Index, and can add, delete or substitute the stocks underlying the TOPIX Index or make other methodological changes that could change the value of the TOPIX Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section.

The TOPIX Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TOPIX Index is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the sum of the products of the price and the number of free-float adjusted shares for index calculation of each component stock) (the “TOPIX Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “TOPIX Base Market Value”).

The calculation of the Index can be represented by the following formula:

Index =	(	Current Market Value Base Market Value	)	x 100

In order to maintain continuity, the TOPIX Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX Index. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

(	Adjusted Market Value on Adjustment Date TOPIX Base Market Value before adjustment	)	=	(	(Adjusted Market Value on Adjustment Date ± Adjustment Amount) TOPIX Base Market Value after adjustment	)

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New TOPIX Base Market Value = Old TOPIX Base Market Value x	(	(Adjusted Market Value on Adjustment Date ± Adjustment Amount) Adjusted Market Value on Adjustment Date	)

The TOPIX Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TOPIX Index, the TOPIX Base Market Value is adjusted in such a way that the new value of the TOPIX Index will equal the level of the TOPIX Index immediately prior to such change.

No adjustment is made to the TOPIX Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 1:00 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Index, and these limitations may, in turn, adversely affect the value of the Notes.

License Agreement

ML&Co. and the TSE will enter into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Index in connection with the issuance and marketing of the Notes.

The license agreement will provide that the following information must be set forth in this index supplement:

“TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX Index such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the Tokyo Stock Exchange TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

No Products are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the Products or an advice on investments to any purchaser of the Products or to the public.

The Tokyo Stock Exchange, Inc. neither selects specific shares or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Products, for calculation of the TOPIX Index Value.

Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the Products.”

COMMODITY INDICES

The Dow Jones-AIG Commodity Index

All disclosure contained in this index supplement regarding the Dow Jones-AIG Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Dow Jones, AIG International Inc. (“AIGI”) and AIG Financial Products Corp. (“AIGFP”) as stated in these sources and these policies are subject to change at the discretion of Dow Jones, AIGI and AIGFP. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Dow Jones-AIG Commodity Index or any successor index.

The Dow Jones-AIG Commodity Index is a proprietary index that was created by Dow Jones and AIGI to provide a liquid and diversified benchmark for commodities investments. The Dow Jones-AIG Commodity Index was established on July 14, 1998. There are 23 futures contracts on physical commodities eligible for inclusion in the Dow Jones-AIG Commodity Index (each, a “DJ-AIG Commodity Index Component”). A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 23 commodities that are eligible for inclusion in the Dow Jones-AIG Commodity Index (the “DJ-AIG Commodity Index Commodities”) are: aluminum; cocoa; coffee; copper; corn; cotton; crude oil; gold; heating oil; lead; lean hogs; live cattle; natural gas; nickel; platinum; silver; soybeans; soybean oil; sugar; tin; unleaded gasoline; wheat; and zinc. Futures contracts included in the DJ-AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The DJ-AIG Commodity Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the “LME”). The actual futures contracts comprising the Dow Jones-AIG Commodity Index for 2007 are set forth below in the section entitled “—Annual Reweighting and Rebalancing of the Dow Jones-AIG Commodity Index”.

The Dow Jones-AIG Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each DJ-AIG Commodity Index Component occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its level is subject to modification by Dow Jones and AIGI at any time. Currently, Dow Jones disseminates the Dow Jones-AIG Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:30 p.m., New York time, and publishes a daily settlement price for the Dow Jones-AIG Commodity Index at approximately 5:00 p.m., New York time, on each DJ-AIG Business Day on Bloomberg page DJAIG.

A “DJ-AIG Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Dow Jones-AIG Commodity Index”) for the DJ-AIG Commodity Index Commodities that are open for trading is greater than 50%.

The Dow Jones-AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities included in the index. The Dow Jones-AIG Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Dow Jones-AIG Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones-AIG Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones-AIG Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually and in addition, the Dow Jones-AIG Commodity Index is rebalanced annually a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Dow Jones-AIG Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones-AIG Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones-AIG Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Dow Jones-AIG Commodity Index Commodity

A futures contract known as a Designated Contract is selected by the Dow Jones-AIG Oversight Committee (the “Oversight Committee”) for each DJ-AIG Commodity Index Commodity. With the exception of several LME contracts, where the Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a DJ-AIG Commodity Index Commodity, the Oversight Committee selects the futures contract that is traded in North America and denominated in United States dollars. If more than one of those contracts exists, the Oversight Committee will select the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Dow Jones-AIG Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the DJ-AIG Commodity Index Commodities eligible for inclusion in the Dow Jones-AIG Commodity Index are traded on the CBOT, the LME, the Coffee, Sugar & Cocoa Exchange (the “CSCE”), the Commodities Exchange (the “COMEX”), the New York Cotton Exchange (the “NYCE”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Dow Jones-AIG Commodity Index Commodity	Designated Contract and Price Quote	Exchange Units
Aluminum	High Grade Primary Aluminum $/metric ton	LME	25 metric tons

Cocoa	Cocoa $/metric ton	NYBOT	10 metric tons

Coffee	Coffee “C” cents/pound	NYBOT	37,500 lbs

Copper (1)	Copper cents/pound	COMEX	25,000 lbs

Corn	Corn cents/pound	CBOT	25,000 bushels

Cotton	Cotton cents/pound	NYCE	50,000 lbs

Crude Oil	Light, Sweet Crude Oil $/barrel	NYMEX	1,000 barrels

Gold	Gold $/troy oz.	COMEX	100 troy oz.

Heating Oil	Heating Oil cents/gallon	NYMEX	42,000 gallons

Lead	Refined Standard Lead $/metric ton	LME	25 metric tons

Live Cattle	Live Cattle cents/pound	CME	40,000 lbs

Lean Hogs	Lean Hogs cents/pound	CME	40,000 lbs

Natural Gas	Henry Hub Natural Gas $/mmbtu	NYMEX	10,000 mmbtu

Nickel	Primary Nickel $/metric ton	LME	6 metric tons

Platinum	Platinum $/troy oz.	NYMEX	50 troy oz.

Silver	Silver cents/troy oz	COMEX	5,000 troy oz.

Soybeans	Soybeans cents/bushel	CBOT	5,000 bushels

Soybean Oil	Soybean Oil cents/pound	CBOT	60,000 lbs

Sugar	World Sugar No. 11 cents/pound	NYBOT	112,000 lbs

Tin	Refined Tin $/metric ton	LME	5 metric tons

Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending cents/gallon	NYMEX	42,000 gallons

Wheat	Wheat cents/bushel	CBOT	5,000 bushels

Zinc	Special High Grade Zinc $/metric ton	LME	25 metric tons

(1)	The Dow Jones-AIG Commodity Index uses the high grade copper contract traded on the COMEX Division of the NYMEX for as the Designated Contract for Copper, but uses LME copper contract volume data in determining the weighting for the Dow Jones-AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, each of the eligible DJ-AIG Commodity Index Commodities are assigned to “Commodity Groups”. The Commodity Groups, and the commodities of each are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Softs	Cocoa Coffee Cotton Sugar
Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Precious Metals	Gold Silver Platinum
Grains	Corn Soybeans Soybean Oil Wheat	Vegetable Oil	Soybean Oil
Livestock	Lean Hogs Live Cattle

Annual Reweighting and Rebalancing of the Dow Jones-AIG Commodity Index

The Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings and the recalculation of the composition of the Dow Jones-AIG Commodity Index are determined each year in June by AIGFP and such determination is reviewed by the Oversight Committee at a meeting in June or July. Once approved by the Oversight Committee, the new composition of the Dow Jones-AIG Commodity Index is announced in July following that meeting, and takes effect in the month of January immediately following that announcement. The Oversight Committee was established by Dow Jones and AIGI to assist with the operation of the Dow Jones-AIG Commodity Index. The composition of the Dow Jones-AIG Commodity Index for 2007 was approved by the Oversight Committee at a meeting held in July 2006 and became effective in January 2007.

The relative weightings of the component commodities included in the Dow Jones-AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic United States dollar value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic United States dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Dow Jones-AIG Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones-AIG Commodity Index;

•	No single commodity may constitute more than 15% of the Dow Jones-AIG Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-AIG Commodity Index; and

•	No single commodity in the Dow Jones-AIG Commodity Index (e.g., natural gas or silver) may constitute less than 2% of the Dow Jones-AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Dow Jones-AIG Commodity Index by calculating the new unit weights for each DJ-AIG Commodity Index Commodity. On the fourth Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the commodities to be included in the Dow Jones-AIG Commodity Index for such day to create the Commodity Index Multiplier (the “CIM”) for each of the commodities. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the Dow Jones-AIG Commodity Index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

The following is a list of the DJ-AIG Commodity Index Commodities included in the Dow Jones-AIG Commodity Index for 2007, as well as their respective CIMs for 2007:

The Dow Jones-AIG Commodity Index Commodity	2007 Commodity Dow Jones-AIG Commodity Index Multiplier (“CIM”)
Crude Oil	6.05967556
Natural Gas	52.34233140
Soybeans	31.25206118
Aluminum	0.07102299
Live Cattle	179.91207860
Gold	0.30599010
Corn	42.28947511
Copper	66.86611477
Wheat	27.76253677
Lean Hogs	136.52342692
Unleaded Gasoline	71.01538467
Heating Oil	64.90032632
Cotton	157.61082251
Coffee	68.73228194
Sugar	764.28658957
Zinc	0.02046528
Soybean Oil	272.85898675
Nickel	0.00234182
Silver	5.05733082

Computation of the Dow Jones-AIG Commodity Index

The Dow Jones-AIG Commodity Index is calculated by Dow Jones, in conjunction with AIGI by applying the impact of the changes to the prices of the DJ-AIG Commodity Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the commodities included in the DJ-AIG Commodity Index Components are multiplied by the prices for the DJ-AIG Commodity Index Components. These products are then summed. The percentage change in this sum is then applied to the prior level of the Dow Jones-AIG Commodity Index to calculate the current level of the Dow Jones-AIG Commodity Index.

License Agreement

Dow Jones, AIGI and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Dow Jones in connection with certain securities, including the Notes. ML&Co. is an authorized sub-licensee under the license agreement.

The license agreement among Dow Jones, AIGI and MLPF&S provides that the following language must be set forth in this index supplement:

““Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by ML&Co. The Notes based on the Dow Jones-AIG Commodity IndexSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG International Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the Notes.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to ML&Co. is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index, which are determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to ML&Co. or the Notes. Dow Jones and AIGI have no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to holders of the Notes, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by ML&Co., but which may be similar to and competitive with the Notes. In addition, American International Group, AIGI and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index and the Notes.

This index supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index components. Investors in the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. The information in this index supplement regarding the Dow Jones-AIG Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity Index components in connection with the Notes. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND ML&CO., OTHER THAN AMERICAN INTERNATIONAL GROUP.”

The Rogers International Commodity Index

All disclosures contained in this index supplement regarding the Rogers International Commodity Index (the “RICI”) including its make-up, method of calculation and how components may be changed, are derived from information prepared by Beeland Interests, Inc. (“Beeland”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the RICI Indices (as defined below) or any successor indices.

The RICI may be calculated as either a total return index or an excess return index and we refer herein to such indices collectively as the “RICI Indices”. Further information regarding calculation and make-up of any sub-indices will be set forth in the applicable term sheet.

Overview

The RICI Indices are composite, U.S. dollar-based, indices created by James Beeland Rogers, Jr. (“Rogers”) on July 31, 1998. The RICI Indices are maintained by Beeland Interests, Inc. Rogers and Beeland Interests, Inc. are not affiliated with ML&Co. ML&Co. did not participate in designing the RICI Indices and will not participate in its maintenance. The level of each of the RICI Indices is calculated by various entities, including an affiliate of ML&Co. Entities other than an affiliate of ML&Co. may continue to calculate levels of each of the RICI Indices.

Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underling commodities and/or futures contracts on physical commodities included in the RICI Indices, and over-the-counter contracts having values which derive from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the RICI Indices. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of the holders of Notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the RICI Indices and therefore the market value of any series Notes linked to any of the RICI Indices.

Below is a list of the futures contracts included in the RICI Indices (the “RICI Index Components”), together with their respective symbols, exchanges, currencies and Initial Weightings (as defined below):

Contract	Symbol	Exchange	Currency	Initial Weighting*
Crude Oil	CL	NYMEX	USD	21.00%
IPE Brent Oil	CO	ICE	USD	14.00%
Wheat	W	CBOT	USD	7.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	NYCE	USD	4.05%
Aluminum	LMAH	LME	USD	4.00%
Copper	LMCA	LME	USD	4.00%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
Soybeans	S	CBOT	USD	3.00%
RBOB Gasoline	XB	NYMEX	USD	3.00%
Coffee	KC	CSCE	USD	2.00%
Lead	LMPB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	CSCE	USD	2.00%
Zinc	LMZS	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	COMEX	USD	1.80%
IPE Gas Oil	QS	ICE	USD	1.20%
Cocoa	CC	CSCE	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Nickel	LMNI	LME	USD	1.00%
Rubber	JN	TOCOM	JPY	1.00%
Tin	LMSN	LME	USD	1.00%

Soybean Meal	SM	CBOT	USD	0.75%
Canola	RS	WCE	CAD	0.67%
Orange Juice	JO	NYCE	USD	0.66%
Azuki Beans	JE	TGE	JPY	0.50%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Palladium	PA	COMEX	USD	0.30%
Barley	WA	WCE	CAD	0.27%
Greasy Wool	OL	SFE	AUS	0.25%

* The weights shown above are the weights of each RICI Index Component set on April 5, 2007.

The RICI Committee

The RICI Committee formulates and enacts all business assessments and decisions regarding the calculation, composition and management of the RICI Indices. Rogers chairs the RICI Committee and is the final arbiter of its decisions. Beside Rogers, representatives of the following parties are members of the RICI Committee: (1) UBS AG, (2) Daiwa Asset Management America, (3) Beeland Management Company, (4) Diapason Commodities Management S.A, (5) ABN Amro Bank N.V. and (6) ML&Co. Exclusively, Rogers, as chairman of the committee, is authorized to designate new members of the committee, if necessary.

The RICI Committee usually meets once a year, during the month of December to consider changes in the components and weightings of the RICI Indices for the following calendar year; however, such changes can be made at any time.

Index Composition

The Process

The contracts chosen for the basket of commodities that are included the RICI Indices are required to fulfill the various conditions described below. Generally, the selection and weighting of the items in the RICI Indices are reviewed annually by the RICI Committee, and weights for the next year are assigned every December. The composition of the RICI Indices are modified only in rare occasions, in order to maintain investability and stability, and the composition of the RICI Indices generally will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

•	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

•	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

To date, there have been few changes in the components of the RICI Indices in the history of the RICI Indices.

Exchanges and Non-Traded Items

All commodities included in the RICI Indices must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 11 international exchanges currently recognized by the RICI Committee are:

1.	Chicago Mercantile Exchange (USA)

2.	Chicago Board of Trade (USA)

3.	New York Board of Trade (USA)

4.	New York Mercantile Exchange (USA)

5.	Winnipeg Commodity Exchange (Canada)

6.	Intercontinental Exchange (UK)

7.	London Metal Exchange (UK)

8.	Sydney Futures Exchange (Australia)

9.	Central Japan Commodity Exchange (Japan)

10.	The Tokyo Commodity Exchange (Japan)

11.	Tokyo Grain Exchange (Japan)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the RICI Indices if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured via tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to be included in the RICI Indices. Commodities that are merely linked to national consumption patterns will not be considered. The RICI Indices are not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities is actively monitored and analyzed by the members of the RICI Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weightings included in the RICI Indices. Sources on world’s commodity consumption data include:

•	Industrial Commodity Statistics Yearbook, United Nations (New York)

•	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

•	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

•	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C.)

•	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (USA)

•	Monthly Bulletin, International Lead and Zinc Study Group (London)

•	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

•	Rubber Statistical Bulletin, International Rubber Study Group (London)

•	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC)

•	Sugar Yearbook, International Sugar Organization (ISO) (London)

•	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

•	World Commodity Forecasts, Economist Intelligence Unit (London)

•	World Cotton Statistics, International Cotton Advisory Committee (Washington)

•	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to decide whether a specific commodity contract is actually investable, the RICI Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the American Futures Industry Association (Washington D.C., United States). Additionally individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the RICI Indices, taking legal considerations into account. Beyond liquidity, the RICI Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weightings

Initial Weightings

The initial weightings of the futures contracts in the RICI – Total Return Index and the RICI — Excess Return Index for 2007 were set on April 5, 2007 and are set forth in the chart above (the “RICI Initial Weightings”).

Changes in Weights and/or Index Composition

As noted, the RICI Committee reviews the selection and weighting of the futures contracts in the RICI Indices annually. Thus, weights are potentially reassigned during each month of December for the following year, if the RICI Committee so determines in its sole discretion that it is necessary.

Monthly Rolling of Contracts

All the futures contracts used to calculate the RICI Indices, except for the contracts traded on the London Metal Exchange, are rolled each month pursuant to rules announced by Beeland Interests, Inc. For contracts on listed on the London Metal Exchange, three-month contracts are used and are rolled every three months. The RICI Indices usually roll over three days and the “roll period” usually starts on the day prior to the last RICI Business Day (as defined below) of the month and ends on the first RICI Business Day of the following month. On the last day of the roll period, the roll is completed unless the roll period is extended for a RICI Indices component as a result of a market disruption event. Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate each of the RICI Indices, taking legal constraints into account. For example, at the end of November, the January Crude Oil contract is replaced by the February Crude Oil contract.

RICI Market Disruption Events

For purposes of contract rolling, a “RICI Market Disruption Event” is a closed business day for a commodity during the roll period or a day on which a commodity is scheduled to roll and in which at least one of the contracts involved in the roll for the commodity goes to limit up or limit down at least once during the last fifteen minutes of trading. If a RICI Market Disruption Event occurs for one or more commodities, the specific contracts involved are not rolled on that day. For those contracts, the roll weights remain identical to the value they had on the RICI Business Day immediately preceding the day on which the RICI Market Disruption Event occurred. The roll period will be extended for this or these particular commodities only until the next available business day upon which no RICI Market Disruption Event occurs for that or those commodities. If the contract is not involved in the roll, the RICI Indices are calculated using the last trading price available on the applicable exchange. If after a period of five business days, no settlement price has been made available by the applicable exchange, the RICI Committee will determine, in good faith, the settlement prices necessary for the rolling of the contracts and for the calculation of the RICI Indices.

A “RICI Business Day” is a day on which all United States based exchanges that list futures contracts included in the applicable RICI Index to which an investor’s Notes are linked are open for business (including half-day opening).

Rebalancing of the Index Components

The RICI Indices are rebalanced monthly during each roll period towards the RICI Initial Weightings, RICI Agriculture Initial Weightings, RICI Metals Initial Weightings and RICI Energy Initial Weightings, as applicable.

Data Source

Each of the RICI Indices calculation is based on the official commodity exchanges’ prices of the futures contracts used.

Exceptional Occurrences

If, for any reason, one of the components included in the RICI Indices ceases to exist or its liquidity collapses to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the RICI Committee, the RICI Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weighting. For example, following the fall of the Malaysian ringgit in 1998, the liquidity of the Palm Oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the RICI Committee called an exceptional meeting at which it was decided that the Palm Oil futures contract would be replaced by the Soybean Oil contract that trades on the Chicago Board of Trade, United States.

Reference Rates

The foreign exchange rates used to convert the value of the futures contracts denominated in its original currency into U.S. dollars are determined according to market standards and practices and is adjusted by a “CRY Factor”. The “CRY Factor” is the adjusting factor used in the foreign currency conversion and is either +1 or -1 depending on the currency.

If applicable, the daily reference rate used to calculate the RICI Indices is a function of the available reference rate, which is the 91-Day U.S. Treasury Bill (3 months) auction rate, designated as “High Rate” as published by the “Treasury Security Auction Results” report, published by the Bureau of Public Debt and available on Bloomberg USB3MTA Index <GO> or Reuters USAUCTION9. The rate is generally published once per week on Monday and effective on the RICI Business Day immediately following.

License Agreement

Beeland Interests, Inc. and ML&Co. have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned by Beeland Interests, Inc. in connection with some securities, including the Notes.

Beeland Interests, Inc. is under no obligation to continue the RICI Indices. The Notes are not sponsored, endorsed, sold or promoted by Beeland Interests, Inc. No inference should be drawn from the information contained in this index supplement that Beeland Interests, Inc. makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general commodity market performance. Beeland Interests, Inc. has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining or composing any of the RICI Indices. Beeland Interests, Inc. is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Beeland Interests, Inc. has no obligation or liability in connection with the administration or marketing of the Notes.

Notes Linked any of the Rogers International Commodity Index® are not sponsored, endorsed, sold or promoted by Beeland Interests, Inc. or James Beeland Rogers, Jr.

Neither Beeland Interests, Inc. nor James Beeland Rogers, Jr. makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this index supplement, or the advisability of investing in securities or commodities generally, or in any Notes Linked to the Rogers International Commodity Index® or in futures particularly.

NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”) OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX®, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, ANY DATA INCLUDED THEREIN OR THE NOTES LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX®. NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, INC. OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The PHLX Gold & Silver Index

All disclosure contained in this index supplement regarding the PHLX Gold/Silver Sector Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information published by the Philadelphia Stock Exchange (the “PHLX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the PHLX Gold & Silver Index or any successor index.

The PHLX Gold/Silver Sector Index is designed to measure the performance of sixteen companies involved in the gold and silver mining industry (the “PHLX Gold/Silver Underlying Stocks”). The PHLX Gold/Silver Sector Index (index symbol “XAU”) is published by the PHLX and was set to 100 in January 1979. Options commenced trading on the PHLX Gold/Silver Sector Index on December 19, 1983. The PHLX Gold/Silver Sector Index is a capitalization-weighted PHLX Gold/Silver Sector Index. The following is a list of companies included in the PHLX Gold/Silver Sector Index and their trading symbols: Agnico-Eagle Mines Limited (AEM); AngloGold Ashanti Limited (AU); Barrick Gold Corp. (ABX); Yamana Gold, Inc. (AUY); Coeur d’ Alene Mines Corporation (CDE); Freeport-McMoran Copper & Gold Inc. (FCX); Gold Fields Limited (GFI); Goldcorp, Inc. (GG); Harmony Gold Mining Company Limited (HMY); Kinross Gold Corporation (KGC); Meridian Gold, Inc. (MDG); Newmont Mining Corporation (NEM); Pan American Silver Corp. (PAAS); Randgold Resources Limited (GOLD); Royal Gold, Inc. (RGLD); and Silver Standard Resources, Inc. (SSRI).

The PHLX is under no obligation to continue the calculation and dissemination of the PHLX Gold/Silver Sector Index. The Notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this index supplement that the PHLX makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. The PHLX has no obligation to take the needs of ML&Co. or the holder of the Notes into consideration in determining, composing or calculating the PHLX Gold/Silver Sector Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the Notes.

The level of the PHLX Gold/Silver Sector Index is reported on Bloomberg under the symbol “XAU”.

None of ML&Co., MLPF&S and PHLX accepts any responsibility for the calculation, maintenance or publication of the PHLX Gold/Silver Sector Index or any successor index. PHLX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the PHLX Gold/Silver Sector Index or the manner in which the PHLX Gold/Silver Sector Index is applied in determining any Starting Value or Ending Value or any Redemption Amount payable to you on the maturity date of the Notes.

License Agreement

The PHLX and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the PHLX Gold and Silver Sector Index, which is owned and published by the PHLX, in connection with certain securities, including the Notes. ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between PHLX and MLPF&S provides that the following language must be stated in this index supplement:

“PHLX Gold and Silver SectorSM Index (XAUSM) (“Index”) is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in the Notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to ML&Co. is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to ML&Co. PHLX has no obligation to take the needs of the ML&Co. or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX GOLD AND SILVER SECTORSM INDEX (XAUSM) (“INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

INDEX SUPPLEMENT

Merrill Lynch & Co.

June 6, 2007